Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

CARLISLE, LLC,

CARLISLE FOODSERVICE PRODUCTS, INCORPORATED,

CFSP ACQUISITION CORP.

and

CARLISLE COMPANIES INCORPORATED

(solely for purposes of Section 10.19)

DATED AS OF JANUARY 31, 2018

-i-

-ii-

SCHEDULES

Schedule P-1	—	Permitted Liens
Schedule P-2	—	Specified Group Company Employee Incentive Payments
Schedule 2.3(a)(iii)		Closing Date Indebtedness
Schedule 2.4		Allocation
Schedule 3.2(a)	—	Capitalization of the Company
Schedule 3.2(b)	—	Other Ownership Interests
Schedule 3.4(a)	—	Financial Statements
Schedule 3.4(b)	—	Exceptions to Financial Statements
Schedule 3.4(c)		Undisclosed Liabilities
Schedule 3.5	—	Company Consents and Approvals; No Violations
Schedule 3.6(a)	—	Material Contracts
Schedule 3.6(b)	—	Exceptions to Material Contracts
Schedule 3.7	—	Absence of Changes
Schedule 3.8	—	Litigation; Orders
Schedule 3.9		Compliance with Applicable Laws
Schedule 3.10(a)	—	Employee Benefit Plans
Schedule 3.10(b)		Certain Employee Benefit Plans

-iii-

Schedule 3.10(c)	—	Employee Plan Compliance
Schedule 3.10(g)	—	Foreign Employee Benefit Plans
Schedule 3.11	—	Environmental Matters
Schedule 3.12(a)	—	Exceptions to Company Intellectual Property
Schedule 3.12(b)	—	Registered Intellectual Property
Schedule 3.12(c)	—	Infringement Claims Before Governmental Entities
Schedule 3.12(d)		Infringement by the Group Companies
Schedule 3.13(b)	—	Labor Matters
Schedule 3.14	—	Insurance
Schedule 3.15	—	Tax Matters
Schedule 3.17(a)		Owned Real Property
Schedule 3.17(b)	—	Leased Real Property
Schedule 3.17(c)	—	Personal Property
Schedule 3.18	—	Affiliate Transactions
Schedule 3.19		Bank Accounts; Powers of Attorney
Schedule 3.20		Material Customers and Material Suppliers
Schedule 4.3	—	Seller Consents and Approvals; No Violations
Schedule 5.3	—	Buyer Consents and Approvals; No Violations
Schedule 6.1(c)	—	Conduct of Business of the Group Companies
Schedule 6.6		Necessary Consents
Schedule 6.15		Termination of Certain Affiliate Transactions
Schedule 6.19		Specified Matter

EXHIBITS

Exhibit A	—	Example Statement of Net Working Capital
Exhibit B		Form of Transition Services Agreement
Exhibit C	—	Form of Trademark License Agreement

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2018 is made by and among Carlisle, LLC, a Delaware limited liability company (“Seller”), Carlisle FoodService Products, Incorporated, a Delaware corporation (the “Company”), CFSP Acquisition Corp., a Delaware corporation (“Buyer”), and, solely for purposes of Section 10.19, Carlisle Companies Incorporated, a Delaware corporation and the ultimate parent entity of Seller (“CCI”). Seller, Company and Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Seller owns all of the outstanding shares of capital stock of the Company (the “Shares”), which constitute 100% of the issued and outstanding equity interests of the Company; and

WHEREAS, as a material inducement, and as a condition, to Seller and the Company entering into this Agreement, concurrently with the execution of this Agreement, The Resolute Fund III, L.P., a Delaware limited partnership (“Buyer Guarantor”), has entered into a limited guaranty, dated as of the date hereof, guaranteeing certain of Buyer’s obligations under this Agreement in the form delivered to Seller simultaneously with the execution of this Agreement (the “Limited Guaranty”); and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2016 Financial Statements” has the meaning set forth in Section 3.4(a).

“338(g) Election” has the meaning set forth in Section 2.4.

“338(g) Taxes” has the meaning set forth in Section 6.11(a).

“Accounting Firm” has the meaning set forth in Section 2.3(b)(i).

“Accounting Principles” means GAAP; provided, however that if more than one methodology exists for calculating asset and liability balances under GAAP, the methodology employed will be based on the GAAP-consistent methodology (if any) used by the Company in the preparation of the 2016 Financial Statements.

“Action” means suit, litigation, arbitration, claim, cross-claim, counterclaim, complaint, charge, demand, mediation, audit, hearing, investigation, action or proceeding, in each case, whether legal, administrative or arbitral.

“Actual Adjustment” means (x) the Purchase Price as finally determined pursuant to Section 2.3(b), minus (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt: (a) employees of any Group Company are not Affiliates of any Group Company, and (b) the Group Companies will be deemed to be Affiliates of Seller prior to the Closing and Affiliates of Buyer after the Closing.

“Affiliate Transaction” has the meaning set forth in Section 3.18.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group (including any consolidated, combined or unitary group for income Tax purposes) defined under a similar provision of state or local Tax Law or foreign Tax Law.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation” has the meaning set forth in Section 2.4.

“Alternative Financing” has the meaning set forth in Section 6.13(b).

“Ancillary Documents” means the Trademark License Agreement and the Transition Services Agreement.

“Assisting Party” has the meaning set forth in Section 6.8(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3.

“Business” means the business of the Group Companies conducted or proposed to be conducted as of the Closing Date, including the business of manufacturing, distributing and selling: safety, handling and preparation products for commercial and institutional foodservice operators; meal delivery solutions for acute care, long term care and assisted living facilities; and commercial cleaning and janitorial products.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Guarantor” has the meaning set forth in the recitals to this Agreement.

“Buyer Released Claims” has the meaning set forth in Section 6.12(a).

“Buyer Releasing Party” has the meaning set forth in Section 6.12(a).

“Buyer Termination Date” has the meaning set forth in Section 9.1(d).

“Buyer Termination Fee” has the meaning set forth in Section 9.3(a).

“Carlisle Mexico” means Carlisle Productos de Mexico, S. de R.L. de C.V., a Mexico limited liability company.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in dollars) of all cash and cash equivalents (including marketable securities, liquid instruments and short term investments) of the Group Companies as of the Measuring Time, determined on a consolidated basis in accordance with the Accounting Principles, in each case, including cash resulting from checks, wires or drafts deposited or initiated, as applicable, prior to the Measuring Time that clear thereafter (but only to the extent that such amounts are not included in the calculation of the Net Working Capital Adjustment); provided, however, that Cash and Cash Equivalents shall be calculated net of any (x) checks, wires or drafts issued by the Group Companies prior to the Measuring Time that clear thereafter and (y) Cash and Cash Equivalents applied to reduce Unpaid Seller Expenses between the Measuring Time and the Closing.

“CCI” has the meaning set forth in the introductory paragraph to this Agreement.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Indebtedness” means the Indebtedness as of the Measuring Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Material Adverse Effect” means any changes, effects, circumstances, events, occurrences, developments or states of facts that have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse effect to the extent arising from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iii) any changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in GAAP, (v) any changes in any Laws, Orders or other binding directives issued by any Governmental Entity, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the negotiation, execution, pendency or the public announcement of the transactions contemplated by this Agreement or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that any underlying reason for such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), (ix) the taking of any action required to be taken pursuant to this Agreement (other than any action required to be taken pursuant to Section 6.1 or Section 6.15) and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, or (x) any change in the weather, meteorological conditions or climate or natural disasters (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences); provided, however, that such adverse effects described in clauses (i), (ii), (iii), (iv), (v), (vi) and (x) shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such adverse effects disproportionately affect the Group Companies relative to other comparable entities operating in the industries in which the Group Companies operate.

“Confidential Information” has the meaning set forth in Section 6.16(c).

“Confidentiality Agreement” means that certain letter agreement, dated December 12, 2017, between CCI and Sponsor.

“Contract” means any agreement, contract, note, instrument or commitment, in each case, whether written or oral.

“Covered Employees” has the meaning set forth in Section 6.8(b).

“Debt Financing” has the meaning set forth in Section 5.6(a).

“Debt Financing Commitments” has the meaning set forth in Section 5.6(a).

“Debt Financing Period” means the first period of 15 consecutive Business Days, commencing on the first Business Day after the date of delivery of the Required Information; provided, however, that (a) if at any time Seller shall in good faith reasonably believe that it has provided the Required Information, Seller may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Debt Financing Period shall be deemed to have commenced on the first Business Day after the date of such delivery of the Required Information as has been identified in such notice, unless Buyer in good faith reasonably believes Seller has not completed the delivery of the Required Information and, within three Business Days after receipt of such notice from Seller, delivers a written notice to

Seller to that effect (stating with reasonable specificity which portion of the Required Information Seller has not delivered), in which case the Debt Financing Period shall not be deemed to have commenced until the first Business Day following the date Seller has provided all such Required Information specifically set forth in such notice (provided, however, that that it is understood that Buyer’s delivery of such written notice, or Seller’s failure to deliver a notice that Seller in good faith reasonably believes that it has delivered the Required Information, in each case, will not prejudice Seller’s right to assert that the Required Information has been delivered to Buyer, and in the event that it is determined that the delivery of the Required Information was complete on the date stated in the initial notice from Seller, the Debt Financing Period shall continue to be deemed to have commenced on the first Business Day after such date), (b) the delivery of additional financial statements (whether or not required as part of the Required Information) shall not cause the Debt Financing Period to restart once it has begun, and once the Debt Financing Period has commenced upon the delivery of the Required Information (as determined on the date of such delivery), no such additional financial information shall be required to be delivered to satisfy completion of the Debt Financing Period, and (c) notwithstanding the foregoing, the Debt Financing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, Seller or the Company has publicly announced any intention to restate any material financial information, in which case the Debt Financing Period shall not be eligible to commence unless and until such restatement has been completed and the relevant Required Information have been amended or Seller or the Company, as applicable, has determined that no restatement shall be required in accordance with GAAP; and provided, further, that the Debt Financing Period shall end on any earlier date that is the date on which the entire Debt Financing (or any Alternative Financing) has been consummated in accordance with its terms.

“Debt Financing Sources” means the commitment parties, financing sources, agents, arrangers, bookrunners, lenders and other similar Persons that are party to or have committed to provide or arrange, or act as administrative agent or collateral agent with respect to, the Debt Financing, any Alternative Financing or other debt financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, commitment letters or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and controlling persons, and the respective current, former and future officers, directors, members, partners, employees, agents, counsel, advisors and other representatives of each of the foregoing, and their respective successors and assigns.

“Defending Party” has the meaning set forth in Section 6.8(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit or compensatory plan, program, agreement or arrangement that Seller, any Group Company or any of their respective Affiliates maintains, sponsors or contributes to, but other than any Foreign Employee Benefit Plan or any benefit or compensation plan or arrangement maintained by a Governmental Entity or required to be maintained or contributed to by Law.

“Enterprise Value” means $750,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment that are in effect on the Closing Date, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, discharge, release, threatened release, control, or cleanup of any toxic or otherwise hazardous materials, substances or wastes.

“Equity Financing” has the meaning set forth in Section 5.6(a).

“Equity Financing Commitments” has the meaning set forth in Section 5.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimates Statement” has the meaning set forth in Section 2.3(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital attached as Exhibit A hereto.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 5.6(a).

“Financing Commitments” has the meaning set forth in Section 5.6(a).

“Foreign Competition Laws” means any non-U.S. Laws or Orders issued by Foreign Governmental Entities that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Foreign Employee Benefit Plan” has the meaning set forth in Section 3.10(g).

“Foreign Governmental Entity” means any non-United States Governmental Entity.

“Form 8023” has the meaning set forth in Section 6.11(a).

“Fraud” means fraud as defined under the Laws of the State of Delaware (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Group Companies Organization and Qualification), Section 3.2, Section 3.3 (Company Authorization), Section 4.1 (Seller Organization and Power), Section 4.2 (Seller Authority) and Section 4.4 (Title to Shares).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) (as the same may be amended, modified or supplemented) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its articles or certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company or operating agreement and articles or certificate of formation or organization.

“Governmental Entity” means, whether foreign or domestic, any (i) federal, state, provincial, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means the Company and each of its Subsidiaries, collectively, and each individually, a “Group Company.”

“Group Company Released Parties” has the meaning set forth in Section 6.12(b).

“Guaranteed Obligations” has the meaning set forth in Section 10.19.

“Hazardous Substances” means any substance regardless of form that is defined or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, including petroleum or any fraction or derivative thereof, and any substance that is corrosive, flammable, explosive, infectious, radioactive or carcinogenic.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employees” has the meaning set forth in Section 6.9(b).

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, prepayment penalties, breakage costs or other fees, costs and expenses payable as a result of the prepayment of such obligations contemporaneously with the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Group Companies consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of assets, property or services, contingent or otherwise, including “earn-outs” and “seller notes” that are or may become payable (calculated according to the maximum potential amount of such obligation, but excluding any trade payables and accrued expenses arising in the ordinary course of business to the extent included in the determination of Net Working Capital), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under capitalized leases (calculated in accordance with GAAP) with respect to which a Group Company is an obligor, (iv) obligations under any interest rate, currency or other hedging or swap agreements or under any other financial derivative instrument, (v) obligations with respect to drawn letters of credit, bankers’ acceptances, performance bonds, surety bonds and similar instruments or otherwise incurred in connection with performance guaranties related to insurance obligations (including drawn letters of credit supporting insurance policies for worker’s compensation), (vi) any indebtedness secured by a Lien on an asset of a Group Company, (vii) any distributions, dividends, loans, advances or any other amounts payable to any related parties or partners (including Seller and its Affiliates), (viii) all liabilities of the Group Companies under any Employee Benefit Plan that is subject to Title IV of ERISA or Section 412 or 430 of the Code and all defined benefit liabilities of the Group Companies under any Foreign Employee Benefit Plan, (ix) all accrued but unpaid income Taxes of each of the Group Companies for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date), provided, however, that (A) the amount of any unpaid income Taxes in any jurisdiction for purposes of determining Indebtedness shall never be less than Zero Dollars ($0) and (B) such unpaid income Taxes shall exclude income Taxes with respect to any and all Seller Income Tax Returns; and (x) all guarantees of the foregoing obligations in clauses (i) through (ix). Notwithstanding the foregoing, “Indebtedness” shall not include any (1) obligations under operating leases, (2) undrawn amounts under letters of credit and (3) amounts included as Unpaid Seller Expenses.

“Insurance Claims” or “Insurance Claim” has the meaning set forth in Section 6.14(a).

“Intellectual Property Rights” means all worldwide (i) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions thereof; (ii) trademarks, service marks, certification marks, logos, trade dress, trade names, domain names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and registration applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing; (iii) copyrightable works of authorship (including software code), copyrights (and all registrations and registration applications therefor) mask work rights, database rights and design rights, whether registered or unregistered, registrations and registration applications for any of the foregoing, renewals and extensions thereof and all moral rights associated with any of the foregoing; (iv) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, software, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals; and (v) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any statute, law, rule, regulation, code or ordinance of any Governmental Entities.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, “Lien” shall not be deemed to include any license or option of, or covenant with respect to, Intellectual Property Rights.

“Limited Guaranty” has the meaning set forth in the recitals to this Agreement.

“Loss” means actual damages, losses, liabilities, deficiencies, penalties, fines, costs, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses).

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Measuring Time” means 12:01 a.m. New York time on the Closing Date.

“Net Working Capital” means (a) the aggregate value of those current assets of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current assets specifically identified in the Example Statement of Net Working Capital less (b) the aggregate value of those current liabilities of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current liabilities specifically identified in the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication as of the Measuring Time and calculated in accordance with the Accounting Principles and including the line items set forth in the Example Statement of Net Working Capital. Notwithstanding the foregoing, Net Working Capital shall exclude any amounts related to (i) any and all income Tax assets and liabilities (including any and all deferred Tax assets and liabilities) for federal, state, local, and non-U.S. income Tax purposes, (ii) Cash and Cash Equivalents, (iii) any intercompany payables or receivables (including with respect to Seller or its Affiliates), (iv) Indebtedness, (v) Seller Expenses and (vi) Specified Group Company Employee Incentive Payments. In determining whether any specific account or sub-account on the balance sheet is included or excluded from Net Working Capital, treatment will be consistent with the Example Statement of Net Working Capital.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds or (ii) the amount by which Net Working Capital is less than, $55,847,000; provided, however, that any amount that is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“New Plans” has the meaning set forth in Section 6.9(a).

“Non-Party Affiliates” has the meaning set forth in Section 10.18.

“One Percent Interest Transfer” has the meaning set forth in Section 6.20.

“Order” means any order, award, writ, injunction, ruling, subpoena, verdict, compliance agreement, judgment, decree or other legally binding determination (in each case, whether judicial, administrative or arbitral).

“Owned Intellectual Property” means all Intellectual Property Rights owned by any of the Group Companies.

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parties” or “Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Permits” has the meaning set forth in Section 3.9.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Actions, (b) Liens for Taxes, assessments or other governmental charges not delinquent as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with Group Companies’ present uses or occupancy of such real property, (d) Liens securing Indebtedness (provided, however, that such Liens will be released in conjunction with the Closing), (e) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (g) matters that would be disclosed by an accurate survey or inspection of the real property used by the Group Companies, (h) Liens described on Schedule P-1, (i) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in any such sublicensor’s, licensee’s, sublicensee’s lessor’s or sublessor’s title to the real or tangible property being leased or licensed, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws, and (k) other Liens which do not materially impair the use or value of the underlying asset.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date.

“Proposed Closing Date Calculations” or “Proposed Closing Date Calculation” has the meaning set forth in Section 2.3(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Unpaid Seller Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(b)(i)(A).

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy with respect to the representation and warranties of Seller under Article 3 and Article 4.

“Real Property Lease” means each material lease, sublease, license, concession or other agreement pursuant to which any Group Company holds any Leased Real Property, as amended, modified or supplemented.

“Registered Intellectual Property” has the meaning set forth in Section 3.12(b).

“Reimbursed Amounts” has the meaning set forth in Section 6.14(b).

“Required Information” shall mean (i) the Financial Statements and a pro forma consolidated balance sheet of the Group Companies as of December 31, 2017, prepared after giving effect to the transactions contemplated by this Agreement as if such transactions had occurred as of such date (it being understood that Seller has previously delivered to Buyer, or Buyer has otherwise received, the information specified in this clause (i), and Seller is not required to update such information for any subsequent fiscal quarter), and (ii) such other information and data regarding the Group Companies as is reasonably requested in good faith by Buyer that is customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for first lien senior secured term loan financings and second lien term loan financings (it being understood that the only financial statements that Seller shall be required to provide to Buyer shall be those specified in the preceding clause (i), and the customary confidential information memorandum shall not be required to contain historical or pro forma financial statements other than the financial statements specified in the preceding clause (i)).

“Retained Workers’ Compensation Claims” has the meaning set forth in Section 6.14(e).

“Schedules” means the disclosure schedules to this Agreement delivered to Buyer concurrently with the execution and delivery of this Agreement.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.11(a).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication, the collective amount payable by the Group Companies for all out-of-pocket costs and expenses, whether or not accrued, that are incurred in connection with or as a result of the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including (i) the fees and expenses of legal counsel, accountants, other advisors or service providers and investment bankers, (ii) any brokerage fees, commissions or finders’ fees and (iii) any fees, costs and expenses or payments related to a transaction bonus, discretionary bonus, retention or severance payment, change of control payment or similar amount payable by the Group Companies as a result of the consummation of the transactions contemplated herein (including the employer portion of any payroll, social security, unemployment or similar Taxes payable by the Group Companies in connection therewith); provided, however, that Seller Expenses shall not include (A) any amount which is included in the calculation of Indebtedness or (B) the Specified Group Company Employee Incentive Payments, which will be the sole responsibility of Buyer in accordance with Section 6.9(b).

“Seller Income Tax Returns” has the meaning set forth in Section 6.11(b).

“Seller Occurrence Policies” or “Seller Occurrence Policy” has the meaning set forth in Section 6.14(a).

“Seller Released Claims” has the meaning set forth in Section 6.12(b).

“Seller Released Parties” has the meaning set forth in Section 6.12(a).

“Seller Releasing Parties” has the meaning set forth in Section 6.12(b).

“Seller Termination Date” has the meaning set forth in Section 9.1(e).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Specified Group Company Employee Incentive Payments” means the payments to be made to those employees of the Group Companies set forth on Schedule P-2 in the amounts and subject to the conditions set forth on Schedule P-2.

“Specified Lease” means that certain Real Property Lease set forth as Item 4 on Schedule 3.17(b).

“Specified Matter” has the meaning set forth in Section 6.19.

“Specified Parties” has the meaning set forth in Section 9.3(c).

“Sponsor” means The Jordan Company L.P., a Delaware limited partnership and Affiliate of Buyer.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Affiliate Transactions” has the meaning set forth in Section 6.12(a).

“Syndication Documents” has the meaning set forth in Section 6.13(c).

“Tax” means any federal, state, local or foreign income or other tax imposed by a Governmental Entity or a Foreign Governmental Entity including any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or customs duties or other amount imposed by (or otherwise payable to) a Governmental Entity, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with or submitted to a Governmental Entity or a Foreign Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which any Group Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Trademark License Agreement” has the meaning set forth in Section 7.2(i).

“Transaction Tax Deductions” means, without duplication, all deductions related to or arising out of the transactions contemplated by this Agreement including any deductions relating to (i) the stay bonuses, sale bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or prior to the Closing Date or included in the computation of Net Working Capital (which such payments, for the avoidance of doubt, shall not include the Specified Group Company Employee Incentive Payments), (ii) the amount of any employment Taxes, including the employer’s share of any payroll Taxes, incurred with respect to the amounts set forth in clause (i) of this definition incurred by the Company on or prior to the Closing Date or included in the computation of Net Working Capital, (iii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financings fees) incurred by any Group Company with respect to the payment of the Closing Date Indebtedness, (iv) the Seller Expenses, (v) the transaction costs (other than the Seller Expenses) of any Group Company with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of Net Working Capital, and (vi) any success-based fees that were paid by or on behalf of any Group Company.

“Transition Services Agreement” has the meaning set forth in Section 7.2(g).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

ARTICLE 2

CLOSING; PURCHASE

Section 2.1 Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York time, no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing , but subject to the satisfaction or waiver of such conditions), at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219, unless another time, date or place is agreed to in writing by the Parties; provided, however, that the Parties intend Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at Closing; provided, further that, notwithstanding the satisfaction (or waiver) of the conditions set forth in Article 7, Buyer shall not be obligated to effect the Closing prior to the second Business Day following the final day of the Debt Financing Period, unless Buyer shall request an earlier date on at least two Business Days’ prior written notice (but, subject in such case, to the satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions that are to be satisfied by actions taken at the Closing)). The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2 Share Purchase. At the Closing, subject to the terms and conditions set forth herein, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Buyer the Shares, free and clear of all Liens, other than Liens arising under securities Laws.

Section 2.3 Purchase Price.

(a) Estimated Purchase Price. No later than two Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the “Estimates Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”) using for purposes of calculation of such estimate the Enterprise Value and Seller’s good faith estimates of (i) the amount of Closing Date Indebtedness, (ii) the amount of Unpaid Seller Expenses, (iii) the amount of Cash and Cash Equivalents and (iv) the Net Working Capital Adjustment (which may be a negative number). Buyer shall have the opportunity to review and provide any comments to the Estimates Statement, which comments shall be considered in good faith by Seller in revising the Estimates Statement and the corresponding Estimated Purchase Price. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Estimated Purchase Price (as so revised) as follows:

(i) An amount shall be paid to or on behalf of Seller (to one or more accounts designated by Seller) equal to the Estimated Purchase Price; and

(ii) With respect to the Unpaid Seller Expenses, an amount of such Unpaid Seller Expenses reflected in an invoice delivered by Seller to Buyer shall be paid to each applicable payee thereof in accordance with the wire instructions provided by Seller to Buyer prior to Closing in connection with each such invoice; and

(iii) With respect to the Closing Date Indebtedness described on Schedule 2.3(a)(iii), an amount of such Closing Date Indebtedness specified in a payoff letter shall be paid to each applicable creditor thereof in accordance with the wire instructions provided by Seller to Buyer prior to Closing in connection with each such payoff letter.

(b) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to Seller Buyer’s proposed good faith written calculations, in reasonable detail and with reasonable supporting documentation, of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Indebtedness, (D) the amount of Unpaid Seller Expenses and (E) the Purchase Price (each of the calculations referenced in clauses (A), (B), (C), (D) and (E), a “Proposed Closing Date Calculation” and, collectively, the “Proposed Closing Date Calculations”). In connection with Buyer’s preparation of the Proposed Closing Date Calculations, at Buyer’s request, Seller shall provide information that is under its control necessary to such calculation (and not otherwise reasonably available to Buyer) within a reasonable time following Buyer’s request. If Buyer fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of Seller in its sole discretion, either (i) the Actual Adjustment shall be deemed to equal zero or (ii) Seller shall retain (at the expense of Buyer) the dispute resolution group of Grant Thornton LLP, or if Grant Thornton LLP refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm agreed upon by Buyer and Seller (such accounting firm, the “Accounting Firm”), to provide an audit of the Company’s books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.3(b), the determination of the Accounting Firm being conclusive and binding on the Parties; provided, however, that Seller reserves any and all other rights granted to it in this Agreement. In connection with the foregoing, Buyer shall, and shall cause the Group Companies to, make any relevant books and records available to the Accounting Firm in connection with its services and all fees and expenses of the Accounting Firm shall be paid by Buyer.

(A) If Seller does not give written notice of any dispute that sets forth the specific amounts of its specific objections to the Proposed Closing Date Calculations and a description, in reasonable detail, of its rationale for each such specific objection (a “Purchase Price Dispute Notice”) to Buyer within 45 days of receiving the Proposed Closing Date Calculations, Buyer and Seller agree that the Proposed Closing Date Calculations shall be deemed to be the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for purposes of determining the Actual Adjustment; provided, however, that in the event that Buyer does not provide any materials reasonably requested by Seller (including any of the Group Companies’ books and records or the working papers of Buyer’s accountants prepared in connection with preparation of the Proposed Closing Date Calculations) within three Business Days of request therefor (or such shorter period as may remain in such 45-day period), such 45-day period shall be extended by one day for each additional day required for Buyer to respond fully to such request. Prior to the end of such 45-day period (or such longer period as may be extended in accordance with this paragraph), Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. For the avoidance of doubt, Seller may provide a Purchase Price Dispute Notice on the basis that it has not been provided with adequate information to understand and evaluate the differences between the Proposed Closing Date Calculations, on the one hand, and Buyer’s calculation of the Proposed Closing Date Calculations (and components thereof including the Net Working Capital (and the related Net Working Capital Adjustment, if any), the amount of Cash and Cash Equivalents, the amount of Closing Date Indebtedness and/or the amount of Unpaid Seller Expenses), on the other hand. If Seller delivers a Purchase Price Dispute Notice to Buyer within such 45-day period, Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Seller. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such 30-day period, then the remaining items in dispute shall be submitted immediately to the Accounting Firm, the determination of the Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. The Accounting Firm shall be instructed, and Buyer and Seller shall (and Buyer shall cause the Group Companies, to use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an arbitrator and not as an expert) of the applicable dispute within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure pursuant to this Section 2.3(b), all prior discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence and neither Party may discuss, use or rely upon the other Party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm.

(B) Within 15 days after the engagement of the Accounting Firm, Seller and Buyer shall present their respective positions with respect to the items set forth in the Purchase Price Dispute Notice in the form of a written report, a copy of which shall be delivered to the other Party, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, however, that at the Accounting Firm’s request, or as mutually agreed by Seller and Buyer, Seller and Buyer may meet with the Accounting Firm so long as representatives of both Seller and Buyer are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Seller and Buyer and oral submissions by Seller and Buyer at meetings held in compliance with the prior sentence (i.e., not on independent review) and on the definitions and other terms included herein; provided, however, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Buyer or Seller in the written reports presented to the Accounting Firm. The Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties, and any Party may seek to enforce such decision in a court of competent jurisdiction.

(C) The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne 50% by Seller and 50% by Buyer; provided, however, that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(b)(i)(A) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(ii) The Parties shall, and shall cause their Affiliates to, make their financial records and other books and records that are relevant to the preparation of the Proposed Closing Date Calculations available to the other Parties and its accountants and other representatives (and either Party and its accountants and other representatives, at their own expense, shall be permitted to make copies as they see reasonably necessary) at reasonable times during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations. At the reasonable request of Seller, the Company shall permit employees who are involved in the preparation of the Proposed Closing Date Calculations to assist Seller in its review of the Proposed Closing Date Calculations (but not to assist with any objections or disputes with respect thereto).

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Buyer shall pay, or cause to be paid, to Seller an aggregate amount equal to such positive amount by wire transfer or delivery of immediately available funds to an account specified by Seller.

(ii) If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Seller will pay to Buyer an amount equal to the absolute value of such negative amount by wire transfer or delivery of immediately available funds to an account specified by Buyer.

(iii) Any amounts which become payable pursuant to this Section 2.3(c) will constitute an adjustment to the Purchase Price for all purposes.

(d) Accounting Principles. The Estimated Purchase Price, Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the Accounting Principles except that such statements, calculations and determinations shall: (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) be based on facts and circumstances as they exist at Closing in accordance with GAAP.

Section 2.4 Allocation. Pursuant to Section 6.11(a), the Parties have agreed to the Section 338(h)(10) Election and that Buyer shall be permitted to make an election under Section 338(g) of the Code with respect to Carlisle Mexico (the “338(g) Election”) as further described in Section 6.11(a) and, in connection with such elections, the Parties further agree that (a) the Purchase Price, as finally determined pursuant to Section 2.3(b) and as increased by capitalized costs and assumed liabilities of the Group Companies, shall be allocated for income Tax purposes among the assets of the Company (including the shares of capital stock of S.J. Holdings, Inc. and the equity interests in Carlisle Mexico held by the Company), and (b) within 60 days after the Purchase Price is finally determined pursuant to Section 2.3(b), Seller shall deliver to Buyer a statement reflecting the allocation of the Purchase Price (and the capitalized costs and assumed liabilities of the Group Companies) among the assets of the Company (including the shares of capital stock of S.J. Holdings, Inc. and the equity interests in Carlisle Mexico held by the Company) in a manner that is consistent with the allocation methodology provided by Section 338 of the Code and as set forth on Schedule 2.4 (the “Allocation”). Buyer shall have the right to review and comment on the Allocation, and Seller shall consider such changes to the Allocation as are reasonably requested by Buyer in writing. If Buyer and Seller are able to agree on the Allocation, then Buyer and Seller will jointly file IRS Form 8883 and applicable state forms with the applicable Tax Return for the year of this transaction reflecting the Allocation, and neither Buyer nor Seller shall take any position (whether in Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. If Buyer and Seller cannot agree on the Allocation within 30 days after Seller delivers the Allocation to Buyer (or such longer period as Buyer and Seller may mutually agree in writing), then Buyer and Seller shall be permitted to file their respective IRS Forms 8883 and applicable state forms as they each determine to be correct. In the event that the Purchase Price is adjusted (as provided herein or otherwise), any such adjustment will be allocated among the assets of the Company (including the shares of capital stock of S.J. Holdings, Inc. and the equity interests in Carlisle Mexico held by the Company) in a manner consistent with the Allocation as either agreed or, if not agreed by Buyer and Seller, then as determined to be correct by each Party.

Section 2.5 Withholding. Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price) such amounts as Buyer or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that prior to making any such deduction or withholding on any amount to be paid to Seller, shall provide Seller with notice of its intent to make such deduction or withholding at least two (2) Business

Days prior to payment and shall work in good faith to avoid (or minimize) the need to make such deduction or withholding. To the extent that amounts are so deducted or withheld by Buyer or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller represents and warrants to Buyer as follows:

Section 3.1 Group Companies Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company has the requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Group Companies is in default or violation of any material provision of its Governing Documents.

Section 3.2 Capitalization.

(a) The capitalization of each Group Company is set forth on Schedule 3.2(a). Seller owns all of the Shares. All of the issued and outstanding equity securities of the Group Companies (i) are duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) have not been issued in violation of any Law or any Governing Documents of any Group Company or other provision regarding pre-emptive, anti-dilution or similar rights of equityholders or any purchase option, right of first refusal, right of first offer or similar right of any Person and (iv) are owned beneficially and of record as set forth on Schedule 3.2(a). Except as set forth on Schedule 3.2(a), there are no authorized or issued and outstanding (i) equity securities of any Group Company, (ii) securities of any Group Company convertible into or exchangeable for equity securities of such Group Company, (iii) warrants, options, calls, commitments, conversion privileges or other rights to acquire from any Group Company, and (iv) obligations of any Group Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of such Group Company, other than the right of first refusal (derecho del tanto) and preemptive right (derecho de preferencia) granted by the

Mexican General Law of Commercial Companies (Ley General de Sociedades Mercantiles) to the partners (socios) of Carlisle Mexico, San Jamar Mexico, S. de R.L. de C.V. and San Jamar Servicios, S. de R.L. de C.V., to acquire or subscribe for, as applicable, equity interests in such entities.

(b) Except as set forth on Schedule 3.2(b), no Group Company owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

Section 3.3 Company Authority. The Company has the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and each other Ancillary Document to which the Company is or will be a party, to consummate the transactions contemplated hereby and thereby and otherwise to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of the Company and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize this Agreement and each of the Ancillary Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby. This Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing, duly executed and delivered by the Company and constitutes, or will constitute when executed, as applicable, valid, legal and binding agreements of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with each of their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied contractual covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

Section 3.4 Financial Statements.

(a) Attached hereto as Schedule 3.4(a) are true and correct copies of the following financial statements (such financial statements, the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2015 and the related unaudited statement of income for the fiscal year then ended; (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2016 and the related unaudited statement of income for the fiscal year then ended (the “2016 Financial Statements”); and (iii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2017 (the “Latest Balance Sheet”) and the related unaudited statement of income for the fiscal year then ended.

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject to the absence of notes and normal year-end adjustments).

(c) Except as set forth on Schedule 3.4(c) or otherwise disclosed in other Schedules so long as such liability is clear from a reasonable reading of the other Schedules, no Group Company has any material liabilities, commitments or obligations of any nature, whether absolute, accrued or unaccrued, contingent, known or unknown, except (i) liabilities, commitments or obligations disclosed or reflected in the Financial Statements, (ii) current liabilities, commitments or obligations incurred in the ordinary course of business after the date of the Latest Balance Sheet, (iii) liabilities and obligations under this Agreement and (iv) for performance obligations (none of which is a liability resulting from any breach of Contract, breach of warranty, tort, infringement, or violation of Law) under Contracts or Permits, which obligations, in accordance with the terms thereof, are not required to be discharged until after the Closing.

Section 3.5 Group Company Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which a Group Company, as applicable, is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any Foreign Competition Laws, (ii) those the failure of which to obtain would not otherwise prevent or materially delay the Closing, (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by the Company of this Agreement nor the execution, delivery and performance by the Group Companies of the Ancillary Documents to which each Group Company is or will be a party nor the consummation by the Group Companies of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Person’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions or provisions of any Material Contract, Real Property Lease or Permit, (c) materially violate any Order or Law of any Governmental Entity having jurisdiction over the Group Companies, or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of the Group Companies, except, in the case of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.6 Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and purchase orders issued by or to the Group Companies in the ordinary course of business, as of the date of this Agreement, none of the Group Companies is a party to or bound by any of the following written Contracts (to the extent any such Contract remains in effect as of the date hereof):

(i) any Contract for the employment of any employee providing annual base salary in excess of $250,000, except for any such Contract that can be terminated by the Group Companies without cause and without incurring severance or similar obligations;

(ii) any lease or other Contract under which a Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii) any lease or other under which a Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) any partnership or joint venture Contract;

(v) any Contract prohibiting the Group Companies from freely engaging in any material business (not including customary confidentiality obligations) or in any territory;

(vi) any collective bargaining agreement; or

(vii) any other Contract that requires the payment by, or to, the Group Companies after the date hereof of an amount in excess of $250,000 per annum (not including purchase orders entered into in the ordinary course).

(b) Except as set forth on Schedule 3.6(b), each Material Contract is binding on the Group Company that is a party to it and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception; provided, however, that for purposes of representations made as of the Closing Date, this representation shall not apply to Material Contracts, if any, that have been terminated or expired in accordance with their terms after the date hereof and prior to the Closing. Except as set forth on Schedule 3.6(b), the Group Companies and, to the Company’s knowledge, each other party thereto, are not in breach in any material respect of its obligations under any Material Contract, and none of the Group Companies is in receipt of any written notice of any (or written allegation of any) breach or default under any Material Contract.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, effect, circumstance, event, occurrence, development or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate with all other such changes, effects, circumstances, events, occurrences, developments or states of facts, a Company Material Adverse Effect, and (b) no Group Company has taken any action that would be prohibited from being freely taken by Section 6.1 if such action had been taken between the date hereof and Closing.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, as of the date of this Agreement, there is no Action pending or, to the Company’s knowledge, threatened against any Group Company by or before any Governmental Entity which would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.8, as of the date of this Agreement the Group Companies are not subject to any Order of a Governmental Entity directed specifically at the Group Companies or their assets or properties pursuant to which the Group Companies have outstanding material obligations.

Section 3.9 Compliance with Applicable Law; Permits. Except as set forth on Schedule 3.9: (a) the Group Companies are, and for the past five years have been, in compliance in all material respects with all material applicable Laws, Orders and Permits and (b) during the past two years, none of the Group Companies has received any written notice alleging a material violation of any applicable Law, Order or Permit. The Group Companies hold all material permits, licenses, approvals, accreditations, registrations, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their businesses as presently conducted (the “Permits”). This Section 3.9 does not relate to environmental matters (which are the subject of Section 3.11) or Tax matters (which are the subject of Section 3.15).

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) sets forth a list of all material Employee Benefit Plans.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or life insurance benefits to former employees of the Group Companies other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

(c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or is the subject of a favorable opinion letter from the U.S. Internal Revenue Service on the form of such Employee Benefit Plan.

(d) No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by the Group Companies, including by virtue of a Group Company being a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), other than normal funding and benefit payment obligations and premium payments to the Pension Benefit Guaranty Corporation, which have been timely made, and, following the Closing, no such liability is, to the Company’s knowledge, reasonably expected to be incurred by the Group Companies.

(e) Except as would not be reasonably expected to have a Company Material Adverse Effect, the Group Companies have not engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject the Group Companies to any Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(f) With respect to each Employee Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent U.S. Internal Revenue Service determination letter.

(g) Each material compensation or benefit plan or arrangement that is maintained or contributed to by a Group Company for the benefit of employees or individual workers located primarily outside the United States, other than any benefit or compensation plan or arrangement maintained by a Foreign Governmental Entity or required to be maintained or contributed to by law, is referred to herein as a “Foreign Employee Benefit Plan.” Except as set forth on Schedule 3.10(g), (i) each Foreign Employee Benefit Plan has been maintained and administered in compliance in all material respects with applicable Law, (ii) the Group Companies have timely made all material contributions required by Law to be made by them to the applicable benefit and compensation plans or arrangements maintained by a Foreign Governmental Entity or required to be maintained or contributed to by law, in each case, for non-U.S. workers, and (iii) there are no material unfunded liabilities for deferred compensation, pension benefits, pension schemes or termination indemnities related to any period of time prior to the Closing under any Foreign Employee Benefit Plan or with respect to any current or former employees or individual workers of the Group Companies located primarily outside of the United States, except for any liabilities reflected on the Latest Balance Sheet.

Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11:

(a) The Group Companies are in compliance in all material respects with all Environmental Laws and presently have no material liabilities under any Environmental Laws except for any liabilities disclosed or reflected on the Latest Balance Sheet.

(b) The Group Companies hold all material Permits that are required pursuant to Environmental Laws for the lawful conduct of their businesses as presently conducted.

(c) Since January 1, 2015, the Group Companies have not received any currently unresolved written notice of any material violation of, or material liability under, any Environmental Laws.

(d) To the Company’s knowledge, (i) the Group Companies have not treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any Hazardous Substances in material violation of Environmental Laws, and (ii) there have been no releases of Hazardous Substances at the Owned Real Property or the Leased Real Property since January 1, 2015 that have resulted, or would reasonably be expected to result, in a material liability to the Group Companies.

This Section 3.11 contains the sole and exclusive representations and warranties with respect to matters arising under Environmental Laws or other environmental matters.

Section 3.12 Intellectual Property.

(a) Except as set forth on Schedule 3.12(a), the Group Companies own, license or otherwise have the right to use the Intellectual Property Rights that are used in and material to the conduct of the business of the Group Companies as currently conducted (“Company Intellectual Property”). The Group Companies have taken commercially reasonable actions to maintain and protect material Company Intellectual Property.

(b) All Owned Intellectual Property is owned free and clear of all Liens (other than Permitted Liens or Liens that will be released at Closing). Schedule 3.12(b) sets forth a list of all material Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Entity, quasi-governmental authority or registrar (the “Registered Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. To the Company’s knowledge, the Intellectual Property Rights set forth on Schedule 3.12(b) are subsisting, valid and enforceable.

(c) Except as set forth on Schedule 3.12(c), (i) there are currently no claims pending by or before any Governmental Entity against the Group Companies alleging that the Group Companies are infringing the Intellectual Property Rights owned by any third party in any material respect, and (ii) there are currently no claims pending by or before any Governmental Entity that have been brought by the Group Companies against any third party alleging infringement of any Intellectual Property Rights owned by the Group Companies in any material respect.

(d) Except as set forth on Schedule 3.12(d), the conduct of the business of the Group Companies as presently conducted does not infringe or otherwise violate, and, for the past three (3) years, has not infringed or otherwise violated, the Intellectual Property Rights of any Person, except for such infringements and violations that would not, individually or in the aggregate, be material to the Group Companies.

Section 3.13 Labor Matters.

(a) The Group Companies have are in compliance in all material respects with all Laws relating to the employment of labor, including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, reductions in force, working conditions, pay equity, human rights, employee terminations, immigration, family and medical leave, collective bargaining and the payment and withholding of social security and other Taxes.

(b) Except as set forth on Schedule 3.13(b), (i) no Group Company is party to any collective bargaining agreement or other written agreement with any labor union or other employee representative with respect to its employees, (ii) there is no strike, walk out, work stoppage, lockout or other material labor dispute pending or, to the Company’s knowledge, threatened in writing against the Group Companies, (iii) to the Company’s knowledge, as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of the Group Companies, (iv) there is no material unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or similar Foreign Governmental Entity and (v) there are no material employment-related charges, complaints, audits or investigations pending, or, to the Company’s knowledge, threatened in writing by or before any Governmental Entity. Since January 1, 2015, the Group Companies have not implemented any plant closing or other employee layoffs in violation of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law.

Section 3.14 Insurance. Schedule 3.14 sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty, representation & warranty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. Except as would not be expected to have a Company Material Adverse Effect on such Group Company, all such policies are in full force and effect, all amounts due for premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in accordance with their terms, and no notice of cancellation or termination has been received by the Group Companies with respect to any such policy.

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15, since January 1, 2015:

(a) The Group Companies have prepared and duly filed (or have had so prepared and filed on their behalf) all material Tax Returns required to be filed with respect to the Group Companies and all such Tax Returns are true, complete and correct in all material respects. The Group Companies have paid (or have had paid on their behalf) all Taxes shown as due on such Tax Returns and all other material Taxes due and payable prior to the Closing;

(b) no Group Company is currently the subject of a Tax audit or examination with respect to material Taxes;

(c) no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect);

(d) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of material Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn;

(e) no written claim has been made by any taxing authority in a jurisdiction where the Group Companies do not file Tax Returns that the Group Companies are or may be subject to taxation by that jurisdiction; and

(f) no Group Company is a party to or has engaged in any transaction that, as of the date hereof, is a “reportable transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

Notwithstanding anything to the contrary in this Agreement, (i) this Section 3.15 contains the sole and exclusive representations and warranties with respect to Taxes, (ii) the representations and warranties of the Group Companies in this Section 3.15 refer only to activities prior to the Closing and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of any Group Company.

Section 3.16 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies, except for any fees, commissions or similar payments that have previously been satisfied or that will be included in Unpaid Seller Expenses and satisfied at Closing pursuant to Section 2.3(a)(ii).

Section 3.17 Real and Personal Property.

(a) Owned Real Property. Schedule 3.17(a) sets forth the address of each parcel of real property owned by a Group Company (the “Owned Real Property”) and the name of Group Company that owns such Owned Real Property. The applicable Group Company owns good and marketable fee simple title in each parcel of Owned Real Property, subject to no Lien except for Liens set forth on Schedule 3.17(a) and Permitted Liens. The Owned Real Property is not subject to any license, lease or tenancy of any kind, and other than the Group Companies, there are no parties occupying or with a right to occupy such Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase, lease or otherwise acquire any right, title or interest in any Owned Real Property or any portion thereof or interest therein.

(b) Leased Real Property. Schedule 3.17(b) sets forth the address of each Leased Real Property and a list of all Real Property Leases (pursuant to which a Group Company is a tenant as of the date of this Agreement). Except as set forth on Schedule 3.17(b), (i) each Real Property Lease is valid and binding on the Group Company which is a party to it, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and to the Bankruptcy and Equity Exception), (ii) no Group Company is in breach or default under such Real Property Lease and, to the Company’s knowledge, no other party to such Real Property Lease is in breach or default thereunder and (iii) no Group Company has subleased, licensed, or otherwise granted to any Person other than the Group Companies the right to use or occupy any Leased Real Property.

(c) Personal Property. Except as set forth on Schedule 3.17(c), as of the date of this Agreement, the Group Companies own or hold under valid leases all material machinery, equipment and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Liens set forth on Schedule 3.17(c) and Permitted Liens.

Section 3.18 Transactions with Affiliates. Except as set forth on Schedule 3.18, no Affiliate of Seller or any Group Company, nor any officer, member or manager of Seller, any Group Company or any of their respective Affiliates has: (a) any Contracts or other arrangements with any Group Company; (b) any interest in any property, asset or Contract used by any Group Company; or (c) any business relationship with a Group Company (each of the matters described in clauses (a), (b) or (c), an “Affiliate Transaction”); provided, however, that the term “Affiliate Transaction” will not include any ordinary course transactions related to the employment of an officer by a Group Company or service by manager or director (or equivalent Person) of a Group Company or the ownership by Seller of the Company or by any Group Company of any other Group Company. To the Company’s knowledge, except as set forth on Schedule 3.18, no director or officer of any Group Company owns any material asset or property that is used by the Group Companies in the conduct of its business.

Section 3.19 Bank Accounts. Schedule 3.19 sets forth a complete and correct list of all bank accounts and safe deposit boxes of each Group Company and all Persons who are signatories thereunder or who have access thereto and the names of all Persons holding general or special powers of attorney with respect to the Group Companies related to such bank accounts and safe deposit boxes.

Section 3.20 Customers and Suppliers. Schedule 3.20 lists on a consolidated basis for the Group Companies their twenty (20) largest customers (the “Material Customers”) in terms of sales during the year ending December 31, 2017 and twenty (20) largest suppliers during the year ending December 31, 2017. As of the date of this Agreement, none of the Group Companies has received any written notice that any Material Customer will materially reduce its business with the Group Companies from the levels achieved during the year ended December 31, 2017 or is involved in any material claim, dispute or controversy with any Material Customer.

Section 3.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(d), (A) NEITHER SELLER NOR THE COMPANY (NOR ANY OTHER PERSON) MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. (B) SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE GROUP COMPANIES’ BUSINESSES OR ASSETS, AND (C) SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE

WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY SET FORTH IN THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE QUALIFIED IN THEIR ENTIRETY BY THE SCHEDULES RELATED THERETO.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Seller Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.2 Seller Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Ancillary Document to which Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Seller is or will be a party and the performance of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which Seller is or will be a party, will be prior to the Closing) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding (including by its equityholders) on the part of Seller is necessary to authorize this Agreement and each of the Ancillary Documents to which Seller is or will be a party or to consummate the transactions contemplated hereby. This Agreement has been, and the Ancillary Documents to which Seller is or will be a party will be at or prior to the Closing, duly executed and delivered by Seller and constitutes, or will constitute when executed, as applicable, valid, legal and binding agreements of Seller (assuming that this Agreement has been and each of the Ancillary Documents to which Seller is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Seller in accordance with each of their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Seller Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any Foreign Competition Laws, (ii) those the failure of which to obtain or make would not (x) have a material adverse effect on Seller’s ownership of or ability to transfer the Shares, or (y) otherwise prevent or materially delay the Closing, (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” laws. Neither the execution, delivery and performance by Seller of this Agreement nor the execution, delivery and performance by Seller of the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) except as set forth on Schedule 4.3, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which Seller is a party, (c) materially violate any Order or Law of any Governmental Entity having jurisdiction over Seller or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of the Group Companies, which in the case of any of clauses (b) through (d) above, would have a material adverse effect on Seller’s ownership of or ability to transfer the Shares, or otherwise prevent or materially delay the Closing.

Section 4.4 Title to Shares. Seller has good and transferable title to the Shares free and clear of all Liens, other than those arising under securities Laws. At the Closing, Buyer will acquire good and valid title to all of the Shares free and clear of all Liens, other than those arising under securities Laws.

Section 4.5 Litigation. There is no Action pending or, to Seller’s actual knowledge, threatened in writing against Seller by or before any Governmental Entity that would have a material adverse effect on Seller’s ownership of or ability to transfer the Shares or otherwise prevent or materially delay the Closing. Seller is not subject to any outstanding Order of a Governmental Entity that would have a material adverse effect on Seller’s ownership of or ability to transfer the Shares or otherwise prevent or materially delay the Closing.

Section 4.6 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except for any fees, commissions or similar payments that have previously been satisfied or that will be included in Unpaid Seller Expenses and satisfied at Closing pursuant to Section 2.3(a)(ii).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Buyer Organization and Power. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its businesses as presently being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Buyer Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and each of the Ancillary Documents to which Buyer is or will be a party or to consummate the transactions contemplated hereby. This Agreement has been, and the Ancillary Documents to which Buyer is or will be a party will be at or prior to the Closing, duly and validly executed and delivered by Buyer and constitutes, or will constitute when executed, as applicable, valid, legal and binding agreements of Buyer (assuming that this Agreement has been and each of the Ancillary Documents to which Buyer is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Buyer in accordance with each of their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Buyer Consents and Approvals; No Violations. Assuming the truth and accuracy of Seller’s representations and warranties contained in Section 4.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is or will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any Foreign Competition Laws, (ii) those set forth on Schedule 5.3, (iii) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent or materially delay the Closing, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by Buyer of this Agreement nor the execution, delivery and performance by Buyer of the Ancillary Documents to which Buyer is or will be a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which its properties or assets may be bound, or (c) violate any Order or Law of any Governmental Entity applicable to Buyer or any of its properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Closing.

Section 5.4 Litigation. There is no Action pending or, to Buyer’s actual knowledge, threatened in writing against Buyer by or before any Governmental Entity which would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing. Buyer is not subject to any outstanding Order of any Governmental Entity that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Seller, or any Group Company or their respective Affiliates may become liable.

Section 5.6 Financing.

(a) As of the date hereof, Buyer has delivered to Seller true and correct copies of (i) the executed commitment letter, dated as of the date hereof, between Buyer and the financial institutions party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (provided, however, that such fee letter may be redacted as to economic and “flex” terms, none of which would reduce the amount of the Debt Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Debt Financing contemplated thereby on the Closing Date), as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purposes of funding the purchase of the Shares and the other transactions contemplated by this Agreement and paying the related fees and expenses, and (ii) the executed commitment letter, dated as of the date hereof, among Buyer, Buyer Guarantor and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which Buyer Guarantor has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Equity Financing Commitment provides that the Company and Seller are third party beneficiaries thereof, subject to the terms and conditions set forth therein. None of the Financing Commitments has been amended or modified prior to the date of this Agreement and, as of the date of this Agreement, no such amendment or modification is contemplated (other than, for the avoidance of doubt, amendments or joinders to the Debt Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof), and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

(b) Except for fee letters (complete copies of which have been provided to Seller; provided, however, that any such fee letter may redacted as to economic and “flex” terms, none of which would reduce the amount of the Debt Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Debt Financing contemplated thereby on the Closing Date), as of the date hereof there are no side letters or contracts to which Buyer is a party that impose conditions, affect the availability of or modify, amend or expand the conditions to the funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to Seller prior to the date hereof. Buyer has fully paid any and all commitment fees or other fees in connection with the Financing

Commitments that are payable on or prior to the date hereof, and Buyer will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date; provided, however, that any payment due and payable on the Closing Date may be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Financing on the Closing Date. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Buyer and, to the knowledge of Buyer, each of the other parties thereto. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to Seller prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Buyer, (ii) constitute a failure to satisfy a condition precedent on the part of Buyer or, (iii) to the knowledge of Buyer, result in any portion of the Financing Commitments being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied and assuming the accuracy of the representations and warranties set forth in Article 3 and Article 4 such that the condition set forth in Section 7.2(a) is satisfied. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 3 and Article 4 such that the condition set forth in Section 7.2(a) is satisfied, the performance by Seller and the Company of their respective obligations under this Agreement and the satisfaction of the other conditions set forth in Section 7.1 or Section 7.2, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied on the Closing Date. Assuming the conditions in Sections 7.1 and 7.2 are satisfied and the Financing is funded in accordance with the Financing Commitments (including any “flex” provision), Buyer will have on the Closing Date funds sufficient to (i) pay the aggregate Estimated Purchase Price and the other payments under Article 2 and (ii) pay any and all fees and expenses required to be paid by Buyer and its Affiliates due and payable on the Closing Date in connection with the transactions contemplated by this Agreement and the Financing. Buyer affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Buyer obtains the Financing or any other financing for or related to any of the transactions contemplated hereby.

Section 5.7 Limited Guaranty. Buyer has delivered to Seller a true and correct copy of the Limited Guaranty. The Limited Guaranty is in full force and effect. The Limited Guaranty is (a) a legal, valid and binding obligation of Buyer Guarantor and (b) enforceable in accordance with its terms against Buyer Guarantor, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there is no default under the Limited Guaranty by Buyer Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Buyer Guarantor.

Section 5.8 Acquisition of Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities Laws.

Section 5.9 Solvency. Assuming the representations and warranties of the Company and Seller contained in this Agreement are true in all material respects, at and immediately after the Closing, and after giving effect to the transactions contemplated hereby, the Group Companies (on a consolidated basis) (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts (including all debts, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured, (b) will have adequate capital in relation to their business as contemplated on the Closing Date, and (c) will not have incurred, and will not immediately incur, nor do they believe that they will immediately incur, debts, including current obligations, beyond their ability to pay such debts as and when they become due (whether at maturity or otherwise). As used in this Section 5.9, liabilities that are contingent have been computed as the amount that, in light of all of the facts and circumstances existing as of the Closing Date, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.10 Acknowledgment and Representations by Buyer.

(a) BUYER ACKNOWLEDGES AND AGREES THAT IT (I) IS AN INFORMED AND SOPHISTICATED BUYER WITH SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS PURCHASE OF THE SHARES, AND THAT IT HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF COMPANIES SUCH AS THE COMPANY, (II) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF AND HAS EVALUATED SUCH DOCUMENTS, INFORMATION AND OTHER MATERIAL AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE GROUP COMPANIES, (III) HAS BEEN FURNISHED WITH OR GIVEN FULL ACCESS TO SUCH INFORMATION ABOUT THE GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES AND OPERATIONS AS IT AND ITS REPRESENTATIVES AND ADVISORS HAVE REQUESTED, (IV) HAS HAD SUCH TIME AS IT DEEMS NECESSARY AND APPROPRIATE TO FULLY AND COMPLETELY REVIEW AND ANALYZE SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED AND (V) HAS BEEN PROVIDED AN OPPORTUNITY TO ASK QUESTIONS OF THE COMPANY WITH RESPECT TO SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS AND HAS RECEIVED ANSWERS TO SUCH QUESTIONS THAT, BASED ON THE DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED.

(b) NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE 5 OR ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, BUYER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES AND IN ACCORDANCE WITH THEIR RESPECTIVE EXPRESS TERMS AND LIMITATIONS) AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(d) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND STATEMENTS OF ANY KIND TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT NONE OF THE GROUP COMPANIES, SELLER OR ANY OTHER PERSON MAKES (AND EACH OF THE GROUP COMPANIES AND SELLER EXPRESSLY DISCLAIM) ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (X) AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES AND SELLER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, (Y) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR LENDERS PRIOR TO THE EXECUTION OF THIS AGREEMENT OR (Z) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR LENDERS.

(c) BUYER ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR LENDERS. BUYER EXPRESSLY DISCLAIMS RELIANCE ON ANY REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE IN ARTICLE 3 AND ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES AND IN ACCORDANCE WITH THEIR RESPECTIVE EXPRESS TERMS AND LIMITATIONS) AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(d)).

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Group Companies. Except as contemplated by this Agreement, as set forth on the corresponding section of Schedule 6.1(c) or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of the other Group Companies to:

(a) use commercially reasonable efforts to conduct its business in the ordinary course in substantially the same manner as heretofore conducted, including to maintain and preserve intact the present business operations, organization and assets of the Group Companies and to maintain insurance coverage in such amounts and of such kinds reasonably comparable to that in effect on the date hereof;

(b) not take any action or make any omission that would reasonably be expected to result in a Company Material Adverse Effect; and

(c) without limiting the generality of Sections 6.1(a) and 6.1(b), not:

(i) amend any material provision of its Governing Documents;

(ii) declare, set aside, make or pay any non-cash dividend or other distribution in respect of its capital stock or other equity interests;

(iii) issue, sell, grant, pledge or otherwise encumber any (A) shares of capital stock or other equity interests of any Group Company, (B) securities convertible into or exchangeable for shares of capital stock or other equity interests of any Group Company or (C) any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

(iv) redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of any Group Company or other equity securities of any Group Company or effect any reclassification, stock split, combination or like change in the capitalization of any Group Company, or amend the terms of any shares of capital stock or other equity interests of any Group Company;

(v) adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization of any Group Company;

(vi) make any loans, advances or capital contributions, except for advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(vii) make any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;

(viii) make any material change in its cash management practices or in the accounting methods, principles or practices, except as required by GAAP or other accounting principles;

(ix) sell, license, lease, transfer, assign, abandon or otherwise dispose of any of its material assets or mortgage, pledge, or impose any Lien upon any of its material assets, in each case, other than in the ordinary course of business;

(x) except for Indebtedness that will be paid off at Closing, (A) incur, assume or guarantee any Indebtedness for borrowed money or (B) except in the ordinary course of business, incur, assume or guarantee any other Indebtedness (other than Indebtedness to another Group Company);

(xi) make any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of a material portion of the property or assets of any Person;

(xii) except for the Specified Group Company Employee Incentive Payments and except as may be required by Law or Contract (to the extent in effect as of the date of the Latest Balance Sheet), (A) materially increase the compensation or benefits payable to any employee or individual worker of the Group Companies or (B) make any payment of or agree to become obligated to pay any bonus, severance or change of control payments or other consideration of any nature (other than salary, commissions or consulting fees) to any current or former directors, officers, managers, employees or individual workers;

(xiii) enter into, amend, waive any right under or terminate any Material Contract or Real Property Lease or make any material commitment, except in the ordinary course of business;

(xiv) make or enter into any contract for the employment of any employee, except for hiring or terminating of employees in the ordinary course consistent with past practice and except for any such contract which can be terminated by the Group Companies without cause, without notice and without incurring severance or similar obligations;

(xv) enter into any collective bargaining, union or other labor contract with any labor union or other employee representative;

(xvi) enter into any Affiliate Transaction that would be binding after the Closing;

(xvii) terminate or cancel, or amend or modify in any material respect (including any reduction in coverage), any insurance policy covering the Group Companies or their respective properties;

(xviii) fail to make any material capital expenditures in the ordinary course of business;

(xix) enter into any commitment for capital expenditures expected to be paid following the Closing Date in excess of an aggregate amount of $10,830,000;

(xx) institute, settle, compromise, waive, release or discharge any Action for claims in excess of $250,000;

(xxi) take any steps to create or organize any Subsidiary or joint venture;

(xxii) make any material change in the manner in which the Group Companies generally extend rebates, discounts or credits to customers;

(xxiii) (A) change an accounting period of any Group Company with respect to any Tax; (B) make a Tax election inconsistent with past practice; (C) change or revoke any election with respect to Taxes or a Tax Return of any Group Company; or (D) extend the applicable statute of limitations with respect to any Tax of a Group Company; or

(xxiv) agree, whether orally or in writing, to do any of the foregoing.

Section 6.2 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall, and shall cause each of the other Group Companies to, provide to Buyer and its authorized representatives during normal business hours reasonable access to all books, records, Contracts, employees, facilities and properties of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of the Group Companies). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Buyer agrees that it shall be bound by the Confidentiality Agreement to the same extent as Sponsor; provided, however, that the Confidentiality Agreement (and all provisions and obligations thereunder, including any provision or obligation which by the terms of the Confidentiality Agreement survives the termination thereof) shall terminate and be of no further force and effect as of the Closing (without any action required by any Person).

Section 6.3 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Buyer and Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction of the Closing conditions set forth in Article 7). Buyer shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement, and Seller shall provide all reasonable assistance requested by Buyer in connection therewith. All HSR Act and Foreign Competition Law filing fees shall be borne by Buyer. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR

Act and the Foreign Competition Laws set forth on Schedule 3.5 with respect to the transactions contemplated by this Agreement promptly (and in any event, within five Business Days) after the date of this Agreement (and any such filing shall request “early termination” of any applicable waiting periods) and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or the applicable Foreign Competition Laws. Without limiting the foregoing, (i) Seller, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or any Foreign Competition Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (ii) Buyer agrees to take any and all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, but in any event prior to the Buyer Termination Date, including (A) selling, divesting, licensing or otherwise disposing of, or holding separate and otherwise agreeing to sell, divest, license or otherwise dispose of, any entities, assets or facilities of the Group Companies after the Closing or any entity, facility or asset of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(b) In the event any Action by any Governmental Entity or other Person is commenced which challenges the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action and, if an injunction or other Order is issued by a Governmental Entity in any such Action, Buyer agrees to take any and all actions that are necessary to have such injunction or other Order lifted, in order to expeditiously consummate the consummation of the transactions contemplated by this Agreement.

(c) Each Party shall promptly notify the other Parties of any communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by it to any Governmental Entity. No Party shall agree to participate in any meeting or substantive conversation with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting or conversation. Each Party will provide the other Parties with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(d) The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, subject to applicable Law, the Parties shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.

Section 6.4 Exclusive Dealing.

(a) During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall the Company permit any of its Affiliates, directors, managers, officers, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any Group Company’s equity securities or any merger, sale of all, or any portion of its assets outside of the ordinary course of business or similar transaction involving or relating to the Company, other than asset sales that are otherwise permitted by Section 6.1, and Seller, and its Affiliates, directors, managers, officers, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such transaction.

(b) Promptly following the date hereof, with respect to any Person that has executed or otherwise become bound by a confidentiality agreement with Seller, any Group Company or any of their respective Affiliates at any time during the 12-month period preceding the date hereof (other than Buyer and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) in connection with the consideration of a potential acquisition (whether by merger or otherwise) of (i) Seller or any Group Company (or any capital stock of any thereof), (ii) all or any material portion of the business or assets of Seller or any Group Company, or (iii) any similar transaction involving Seller or any Group Company, Seller and/or the applicable Group Company shall request that such Person (and its Affiliates, and each of their respective officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) promptly return or destroy all confidential information heretofore furnished to such Person (and its Affiliates, and each of their respective officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents), by or on behalf of any of Seller, a Group Company or any of their respective Affiliates in accordance with the terms of such Person’s confidentiality agreement.

Section 6.5 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its directors, managers, officers, employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of Seller or any Group Company, regarding their business with the Group Companies (other than in connection with general industry research without reference to the transactions contemplated by this Agreement) or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Seller.

Section 6.6 Necessary Consents. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller and each Group Company shall use their respective commercially reasonable efforts to obtain all consents identified on Schedule 6.6; provided, however, that none of the Group Companies shall agree, without Buyer’s prior written consent (which may be withheld in Buyer’s sole discretion): (a) to pay any amounts, (b) to commence or defend any litigation, (c) to agree to any limitation on the operation or conduct of their or any of their respective businesses or (d) to waive any of the conditions set forth in Article 7 of this Agreement.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) For six (6) years after the Closing Date, Buyer shall not permit any Group Company to amend, repeal or otherwise modify the indemnification and liability limitation or exculpation provisions contained in a Group Company’s Governing Documents or a Contract to which a Group Company is a party in any manner that, with respect to acts or omissions occurring prior to the Closing, would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers, officers, employees or agents of the Group Companies, unless such amendment, repeal or modification is required by applicable Law.

(b) The directors, managers, officers, employees and agents of the Group Companies entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7. This Section 6.7 shall survive the consummation of the Closing and shall be binding on all successors and assigns of Buyer and Seller.

Section 6.8 Documents and Information; Cooperation.

(a) After the Closing Date, Buyer shall, and shall cause the Group Companies and any of their Subsidiaries to, until the seventh anniversary of the Closing Date, use commercially reasonable efforts to retain all books, records and other documents pertaining to the business of the Group Companies in existence prior to the Closing and make the same available for inspection and copying by Seller (at Seller’s expense), in each case, for reasonable business purposes, during normal business hours of the Group Companies or any of their Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.

(b) Following the Closing, in connection with the defense of any Action affecting any Group Company (including the Specified Matter) to the extent such defense relates to events occurring prior to the Closing, Buyer shall, at the reasonable request of Seller, and Seller shall, at the reasonable request of Buyer or the Company, reasonably cooperate with and provide reasonable assistance to the party that controls the defense of such Action (in such capacity, collectively with its Affiliates, the “Defending Party”); provided, however, that such cooperation and assistance shall only be required in connection with the defense of any Action with respect to which the Defending Party has, without limitation of Section 6.14, acknowledged its responsibility in writing (including pursuant to Section 6.18 or Section 6.19). Without limiting the generality of the foregoing, such reasonable cooperation and reasonable assistance of Buyer or Seller, as applicable (in such capacity, collectively with its Affiliates, the “Assisting Party”) shall include, at the request of the Defending Party: (i) making employees of the Assisting Party with knowledge of relevant facts pertaining to the applicable Action (“Covered Employees”) reasonably available to the Defending Party for the limited purpose of allowing the Defending Party to establish such facts, and, subject to legal privileges, the Assisting Party shall not unreasonably refuse to provide the Defending Party with any information or other data that is in the Assisting Party’s control and that is reasonably requested by the Defending Party in its defense of such Action, (ii) subject to legal privileges, not unreasonably refusing to produce copies of all documents relating to the applicable Action that are within the possession, custody or control of the Assisting Party reasonably promptly upon a request for such production by the Defending Party; and (iii) upon reasonable advance notice from the Defending Party, instructing the Covered Employees to (A) appear for hearings, depositions and/or at trial related to the applicable Action and (B) meet with representatives of the Defending Party and/or its counsel to assist in preparation for such depositions and/or trials; provided, that such appearances and meetings do not, individually or in the aggregate, unreasonably interfere with the operation of the Business. Any interview, meeting or other communication shall be subject to the attorney-client privilege, joint defense privilege, common-interest privilege and/or any other applicable privilege, which may be waived only with mutual consent of the Defending Party and the Assisting Party. The Defending Party shall pay or reimburse the Assisting Party for all reasonable and documented third party costs and expenses incurred by the Assisting Party and the Covered Employees, which payment or reimbursement shall be made by the Defending Party promptly following the Defending Party’s receipt of the documentation supporting such costs and expenses; provided, that this Section 6.8(b) shall not apply to any dispute or other Action between an Assisting Party, on the one hand, and a Defending Party, on the other hand.

(c) Buyer or its applicable Affiliate will provide claims administration on behalf of, and at no cost to the Group Companies with respect to all Retained Workers’ Compensation Claims; provided, however, that Buyer (or any Affiliate) shall not settle any such claims without prior authorization from an authorized officer or other person on behalf of Seller in accordance with such written procedures as may be delivered by Seller to Buyer from time to time.

Section 6.9 Employee Benefits Matters.

(a) Subject to the terms of the Transition Services Agreement, during the period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall provide employees of the Group Companies who continue to be employed by the Group Companies with not less than the same base salary or hourly wage rate as provided to such employees immediately prior to the Closing Date and with employee benefits and other compensation (excluding equity arrangements and any benefits or compensation provided under any defined benefit plan or non-qualified deferred compensation plan) that are substantially similar in the aggregate to those provided under the Employee Benefit Plans and Foreign Employee Benefit Plans as of immediately prior to the Closing Date, except as otherwise provided in Section 6.9(b) for Inactive Employees. Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause the Group Companies to grant all of their employees credit for any service with the Group Companies or any of their predecessors earned prior to the Closing Date for eligibility and vesting and, for severance and vacation benefit determinations only, benefit accrual purposes under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”). In addition, Buyer shall (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan or Foreign Employee Benefit Plan as of the Closing Date and (B) use commercially reasonable efforts to cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of the Group Companies to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Seller shall, and shall cause its third party administrators to, cooperate in all matters reasonably necessary to effect the crediting of such amounts paid by any employee (or covered dependent thereof) on or before the Closing Date.

(b) All U.S. employees of the Group Companies who are not actively employed as of the Closing Date (including those on long-term or short-term disability leave, leave under the Family and Medical Leave Act or unpaid personal leave) (the “Inactive Employees”) shall continue to be covered by the applicable Employee Benefit Plans, subject to the terms and conditions of such Employee Benefit Plans, unless and until such Inactive Employee returns to active employment within six months following the Closing Date, or as otherwise provided for under the applicable Employee Benefit Plans. As of an Inactive Employee’s date of return to active employment, Buyer shall cause applicable Group Company to continue the employment of any Inactive Employee that returns to active employment within six months of the Closing Date and, beginning on such date of return, shall be responsible for all liabilities that arise with respect to such returning Inactive Employees on or after his or her return to employment with the Group Companies. Neither Buyer nor any of its Affiliates (including the Group Companies from and after the Closing) shall assume any liability for any Inactive Employees that do not return to active employment within six months following the Closing Date.

(c) Buyer and its Affiliates (including the Group Companies from and after the Closing) shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(d) As soon as practicable after the Closing, Buyer shall, and shall cause the Company to, cooperate with Seller and its applicable Affiliates to implement a direct trustee-to-trustee transfer of the account balances of all employees of the Group Companies (except for Inactive Employees) participating in Seller’s Employee Incentive Savings Plan as described in Schedule A to the Transition Services Agreement.

(e) Following the Closing, Buyer shall make, or cause the applicable Group Company to make, the Specified Group Company Employee Incentive Payments in accordance with the terms and conditions set forth on Schedule P-2.

(f) Nothing herein, express or implied, shall be construed to (i) create any third-party beneficiary rights in any current or former employee or individual worker or any of their respective covered dependents, or any right of any employee to employment or continued employment for any specified period or to a particular term or condition of employment, or (ii) interfere with or restrict in any way the rights of Buyer or the Group Companies to terminate the services of any employee or individual worker of any of the Group Companies at any time for any reason.

Section 6.10 No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Seller and Buyer, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case Seller and Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, and (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby. Nothing herein shall prevent (i) any Party from at any time furnishing any information to any Governmental Entity or from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such Party’s (or such Party’s Affiliate’s) shares of capital stock are listed or (ii) any Party or any Affiliate thereof that is a private equity or other investment fund from making customary disclosures to its current or prospective investors.

Section 6.11 Tax Matters.

(a) Buyer and Seller intend that the purchase contemplated by this Agreement shall constitute a “qualified stock purchase” within the meaning of Section 338(d) of the Code. Buyer and Seller shall make a joint election under Section 338(h)(10) of the Code (and corresponding elections under applicable state or local Tax Law or non-U.S. Tax law, if any) with respect to the sale of the Shares (collectively, the “Section 338(h)(10) Election”), and Buyer and Seller shall cooperate in the completion and timely filing of the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law or non-U.S. Tax law, if any) or any successor provision. Buyer shall prepare IRS Form 8023 (“Form 8023”) (other than sections that relate to information regarding Seller and Persons in Seller’s control) and provide Form 8023 to Seller for Seller’s completion and execution. Seller shall deliver to Buyer at Closing a duly executed Form 8023 electing to treat the transactions contemplated by this Agreement as a qualified stock purchase under Section 338(h)(10) of the Code and either Party shall take such other actions as may be reasonably requested by the other Party to facilitate the Section 338(h)(10) Election, including joining in filing any comparable forms or other documents with respect to any state, local or non-U.S. Tax elections. The IRS Form 8883 related to the Form 8023 (and any corresponding forms under state, local and non-U.S. tax law) shall be prepared and filed in accordance with Section 2.4. Buyer shall have the right to make the 338(g) Election, and Seller and Buyer agree that in accordance with Section 6.19(b), Seller will not be liable for any Taxes imposed on it or Carlisle Mexico to the extent resulting from the 338(g) Election (the “338(g) Taxes”). Seller shall take all commercially reasonable actions requested by Buyer in connection with the 338(g) Election and cooperate with Buyer in determining whether any 338(g) Taxes would arise.

(b) Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner all consolidated, combined, and unitary Tax Returns for any Pre-Closing Tax Period (or portion thereof) that include any Group Company as a member of any Affiliated Group that also includes Seller or any Affiliate of Seller (other than a Group Company) that is the parent of such Affiliated Group for such Pre-Closing Tax Period (or portion thereof) (“Seller Income Tax Returns”). Neither Buyer nor the Group Companies shall have any liability with respect to any Seller Income Tax Returns. All Seller Income Tax Returns shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method of any applicable Group Company, unless otherwise required pursuant to applicable Law. Seller shall not amend any Seller Income Tax Returns of a Group Company without the prior written consent of Buyer if such amendment would reasonably be expected to increase the Tax liability of Buyer. Seller shall include the Group Companies on the U.S. federal income Tax Return for Seller Affiliated Group, as applicable, through the close of business on the Closing Date.

(c) Except for Seller Income Tax Returns, Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Group Companies with respect to any Pre-Closing Tax Period that were not filed as of the Closing Date and shall be liable for the payment of all Taxes with respect to such Tax Returns. Buyer shall also prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (including any information Tax Returns with respect to any income Tax) for any Straddle Period; provided, however, that all such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required pursuant to applicable Law; provided further that, for the avoidance of doubt, all Transaction Tax Deductions shall be treated as arising on or before the Closing Date.

(d) Buyer shall not, and shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt, the Group Companies) to, (i) except as otherwise permitted under this Section 6.11, file, re-file, supplement, or amend any Tax Return of any Group Company for any Pre-Closing Tax Period if doing so would reasonably be expected to increase the Tax liability of Seller, (ii) voluntarily approach any Governmental Entity or Foreign Governmental Entity regarding any Taxes or Tax Returns of any Group Company that relate to a Pre-Closing Tax Period if doing so would reasonably be expected to increase the Tax liability of Seller, (iii) except as contemplated by Section 6.11(a) and except for the 338(g) Election, make an election under Section 338 of the Code (or any comparable provision of state or local Tax Law or foreign Tax law) with respect to the transactions contemplated by this Agreement (including with respect to any Subsidiaries of the Company), or (iv) take any action relating to Taxes or that could create a Tax liability on the Closing Date that is outside the ordinary course of business.

(e) If Buyer or any Group Company receives notice of any audit or other inquiry with respect to Taxes for a Pre-Closing Tax Period which (depending upon its resolution) could affect the income Tax liability of Seller, Buyer shall (i) promptly inform Seller of such notice, (ii) allow Seller to manage, control and defend (at its sole expense) such audit or inquiry; provided, however, that if any such audit or inquiry could have an adverse and material effect on any Group Company, Seller may not settle such matter without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed and (iii) provide, and cause each Group Company to provide, such assistance and access to information to Seller as is reasonably necessary in connection therewith.

(f) Seller shall be entitled to any refund, credit or similar benefit (including any interest paid or credited by a Governmental Entity with respect thereto) of Taxes paid by any Group Company with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, in each case, net of (x) any Taxes (including any Taxes that would be imposed on a distribution of any portion of such refund to Buyer) and (y) any reasonable out-of-pocket expenses that Buyer or any Group Company incurs with respect to such refund (and related interest). Nothing in this Section 6.11(f) shall require that Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer and the Group Companies) that is with respect to (A) any refund of Tax paid by Buyer or the Group Companies after the Closing Date to the extent Seller has not borne (directly or indirectly) the economic burden for such Tax by inclusion of such Tax in the Net Working Capital, or the determination of Closing Date Indebtedness, in each case, as finally determined; (B) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Net Working Capital, or included in the determination of Closing Date Indebtedness, in each case, as finally determined; or (C) any refund for Tax that gives rise to a payment obligation by any Group Company to any Person under applicable Law or pursuant to a provision of a contract entered (or assumed) by any Group Company on or prior to the Closing Date. Any such amounts payable to Seller pursuant to this Section 6.11(f) shall be paid to Seller (and any material correspondence related thereto shall be provided), within ten days after receipt or entitlement thereto. Upon the request of Seller, Buyer shall take commercially reasonable actions to cause the Company to file for, obtain, and expedite the receipt of, any refund, credit, or similar benefit to which Seller is entitled under this Section 6.11(f). To the extent that a refund of Tax under this Section 6.11(f) is lost, disallowed, or reduced, Seller shall pay to Buyer the amount of such lost, disallowed, or reduced refund of Tax within ten days of such loss, disallowance, or reduction. Nothing in this Section 6.11(f) shall require that Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer and the Group Companies) that is with respect to any refund of Tax paid by Buyer or the Group Companies after the Closing Date to the extent Seller has not borne (directly or indirectly) the economic burden for such Tax.

(g) Buyer, the Group Companies and Seller shall cooperate fully with each other in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes and in allowing Seller to review Tax Returns of the Group Companies for Pre-Closing Tax Periods and Straddle Periods to determine or verify the proper amounts payable as refunds hereunder. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Return or Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer will, and will cause the Group Companies to, retain all books and records with respect to Tax matters pertinent to the Group Companies and which relate to a Pre-Closing Tax Period (and, if notified in writing by another Party, any extensions thereof) and to abide by all record retention agreements entered into with any Governmental Entity. Buyer, the Group Companies and Seller agree to give each other and their respective representatives reasonable written notice prior to transferring, destroying or discarding any such books and records. Seller, Buyer and the Group Companies further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement) and to provide any information necessary or reasonably requested to allow Buyer and the Group Companies to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(h) Prior to or at the Closing, Seller shall deliver a certificate, in form and substance that complies with Section 1.1445-2(b), stating that Seller is not a foreign person within the meaning of Section 1445 of the Code; provided, however, that notwithstanding anything contained in this Agreement, delivery of such certificate shall not be a condition to Closing and Buyer’s sole right if Seller fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

(i) For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, payments or receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(j) Any and all existing Tax Sharing Agreements (other than Contracts entered into in the ordinary course of business that is not primarily related to Taxes but which include a Tax Sharing Agreement (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement)) between any Group Company and any member of a Seller Affiliated Group shall be terminated as of the Closing Date and none of the Group Companies, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder.

Section 6.12 Releases.

(a) Effective as of the Closing, Buyer, on its own behalf and on behalf of its past, present or future directors, officers, managers, employees, Affiliates (including the Group Companies), members, partners, equityholders, agents, attorneys, advisors, representatives, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law (each, a “Buyer Releasing Party”; provided, that unrelated portfolio company Affiliates of Sponsor shall not be deemed to be “Buyer Releasing Parties” for any purpose hereunder), hereby absolutely, unconditionally and irrevocably releases and forever discharges Seller and its past, present or future directors, officers, managers, employees, Affiliates, members, partners, equityholders, agents, attorneys, advisors, representatives, successors and assigns (collectively, the “Seller Released Parties”) from the following (collectively, the “Buyer Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations (including contractual obligations), sums of money, accounts, covenants, Contracts, controversies, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with Seller, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, or nominally or beneficially possessed or claimed by a Buyer Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Buyer Releasing Party ever had, now has or hereafter can, shall or may have against any of the Seller Released Parties in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that Buyer Released Claims shall not include any rights and claims arising under or out of this Agreement or the transactions contemplated hereby, any Ancillary Document or any Affiliate Transactions set forth on Schedule 3.18 that are not also set forth on Schedule 6.15 (the “Surviving Affiliate Transactions”).

(b) Effective as of the Closing, Seller, on its own behalf and on behalf of its past, present or future directors, officers, managers, employees, Affiliates, members, partners, equityholders, agents, attorneys, advisors, representatives, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law (each, a “Seller Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges each Group Company and their respective past, present or future directors, officers, managers, employees, Affiliates, members, partners, equityholders, agents, attorneys, advisors, representatives, successors and assigns (collectively, the “Group Company Released Parties”; provided, that unrelated portfolio company Affiliates of Sponsor shall not be deemed to be “Group Company Released Parties” for any purpose hereunder) from the following (collectively, the “Seller Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations (including contractual obligations), sums of money, accounts, covenants, Contracts, controversies, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with any Group Company, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, or nominally or beneficially possessed or claimed by a Seller Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Seller Releasing Party ever had, now has or hereafter can, shall or may have against any of the Group Company Released Parties in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that Seller Released Claims shall not include any rights and claims arising under or out of this Agreement or the transactions contemplated hereby, any Ancillary Document or any Surviving Affiliate Transactions.

Section 6.13 Buyer Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments (as such terms and conditions may be modified or adjusted in accordance with the terms thereof and within the limits of the “flex” provisions therein) until the Closing; provided, however, that for the avoidance of doubt and notwithstanding the foregoing, (A) Buyer may amend, replace, supplement or modify the Debt Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof, and (B) Buyer may amend, supplement or modify the Debt Financing Commitments in accordance with the “flex” provisions contained therein or amend, replace, supplement, modify or waive any provision under the Debt Financing Commitment or the definitive agreements relating to the Debt Financing if such amendment, replacement, supplement, modification or waiver does not (x) decrease the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required to consummate the purchase of the Shares on the Closing Date and make the other payments required to be made by Buyer or any of its Affiliates hereunder on the Closing Date, in each case, that is not otherwise compensated for by an increase in the Equity Financing, (y) impose new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would (I) reasonably be expected to prevent or materially delay the Closing, (II) make the timely funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) materially and adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitments or the ability of Buyer, the Company or Seller to enforce its rights against the Buyer Guarantor under the Equity Financing Commitment, (ii) satisfy (or obtain waivers to) on a timely basis all conditions to funding in the Debt Financing Commitments and such definitive agreements to be entered into pursuant thereto (including by consummating the Equity Financing substantially concurrently therewith), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments (subject to the exercise of any “flex” provisions contained therein) on or prior to the Closing Date and (iv) enforce its rights under the Debt Financing Commitments. To the extent requested by Seller from time to time, Buyer shall keep Seller informed on a reasonably current basis of the status of its efforts to arrange the Financing (or Alternative Financing).

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitments for any reason other than due to the breach by the Company or Seller of any of its respective representations, warranties or covenants contained herein or as a result of the failure of a condition contained herein to be satisfied by the Company or Seller, as applicable, Buyer shall promptly notify Seller in writing and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable taken as a whole (as determined in the reasonable discretion of Buyer) to Buyer than those contained in the Debt Financing Commitments in an amount, when added with Buyer’s existing cash on hand and the Equity Financing Commitment, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (the “Alternative Financing”); provided, however, that such Alternative Financing shall not (i) involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitments or (ii) reasonably be expected to prevent, impede or delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall promptly notify Seller in writing (A) if Buyer becomes aware of the existence of any material breach, material default, repudiation, cancellation or termination by any party to the Financing Commitments, (B) of the receipt by Buyer of any written notice or other written communication from any lender or other provider of Debt Financing with respect to any actual repudiation, cancellation or termination by any party to the Financing Commitments or (C) Buyer reasonably expects that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing (as such terms and conditions may be modified or adjusted in accordance with the terms thereof and within the limits of the “flex” provisions therein or on other terms no less favorable, in the aggregate, to Buyer and its Affiliates, in each case subject to the limitations set forth in Section 6.13(a)). As soon as reasonably practicable, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Buyer and Buyer Guarantor shall not (without the prior written consent of Seller) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (w) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required to consummate the purchase of the Shares and make the other payments required to be made by Buyer or any of its Affiliates (including the Group Companies after the Closing Date) hereunder on the Closing Date, in each case, that is not otherwise compensated for by an increase in another Financing or (x) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that (i) would reasonably be expected to prevent or materially delay the Closing, (ii) make the timely funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (iii) materially and adversely impacts the ability of Buyer to enforce its rights against the other parties to the Financing Commitments. Upon request, Buyer shall furnish to Seller a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof (provided, however, that any fee letter may be redacted as to economic and “flex” terms, none of which would reduce the amount of the Debt Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Debt Financing contemplated thereby on the Closing Date). Upon any amendment, supplement or modification of the Financing Commitments and made in compliance with this Section 6.13(b) (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Buyer shall provide a copy thereof to Seller (provided, however, that any fee letter may be redacted as to economic and “flex” terms, none of which would reduce the amount of the Debt Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Debt Financing contemplated thereby on the Closing Date) and the term “Financing Commitments” as used herein shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing. Notwithstanding the foregoing, compliance by Buyer with this Section 6.13(b) shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and Buyer acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Buyer’s ability to obtain the financing (or any Alternative Financing) or any specific term with respect to such financing.

(c) Prior to the Closing, Seller will, and will cause the Company, Seller’s other Affiliates and their respective directors, members, partners, officers, employees, accountants, counsel, advisors and other representatives to, use each of their reasonable best efforts to provide to Buyer, at Buyer’s sole cost and expense, all reasonable cooperation reasonably requested by Buyer that is necessary and customary in accordance with the terms of the Debt Financing (or Alternative Financing obtained in accordance with Section 6.13(b)), including (i) participating, upon reasonable advance notice, in a reasonable number of meetings, presentations and rating agency presentations, and participating in reasonable and customary due diligence, in each case with or by the Debt Financing Sources (or prospective lenders or investors in any Debt Financing), (ii) furnishing Buyer and the Debt Financing Sources, as promptly as reasonably practicable, with the Required Information, (iii) assisting Buyer and the Debt Financing Sources in the preparation of (A) customary syndication documents and materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, lender presentations, rating agency presentations, business and financial projections and similar documents and materials, in connection with any Debt Financing (all of the foregoing, collectively, the “Syndication Documents”), including providing the business description to be contained therein, and providing customary authorization and representation letters with respect thereto, and (B) materials for any Syndication Documents, including business projections and financial statements (including assisting Buyer in preparing pro forma financial statements; provided, however, that neither Seller nor the Company shall be responsible in any manner for any pro forma adjustments relating to proposed debt and equity capitalization that is required to be made to the historical information for such pro forma financial information) and identifying any portion thereof as containing material, non-public information, (iv) reasonably cooperating with the marketing and syndication efforts of Buyer and any Debt Financing Sources for any portion of any Debt Financing, including cooperation in connection with the obtainment of ratings, (v) executing and delivering as of (but not before) the Closing Date definitive financing documents, including credit agreements, intercreditor agreements, guarantee agreements, pledge and security documents, and certificates or other documents (including a customary solvency certificate executed by the chief financial officer of the Company), to the extent reasonably requested by Buyer and otherwise facilitating the providing of guarantees with respect to and the granting or perfection of collateral to secure any Debt Financing, including delivery of certificates representing equity interests constituting collateral, intellectual property filings with respect to intellectual property constituting collateral and mortgages with respect to owned real property constituting collateral and obtaining releases of existing Liens, provided, however, that the effectiveness of any definitive documentation executed by the Company or any of its Subsidiaries shall be subject to the consummation of the Closing, (vi) furnishing Buyer and any Debt Financing Sources promptly, and in any event at least three Business Days prior to the Closing Date, with all documentation and other information that any Debt Financing Source reasonably determines is required by regulatory authorities with respect to any Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, in each case, to the extent that such documentation and information has been reasonably requested in writing at least ten days prior to the Closing Date, and (vii) taking all organizational actions, subject to and only effective upon the occurrence of the Closing, reasonably requested by Buyer to permit the consummation of any Debt Financing and to permit the proceeds thereof to be made available at the Closing. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the marketing of the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights. Seller and the Company will, upon reasonable written request of Buyer, use its commercially reasonable best efforts to promptly supplement any Required Information (to the extent it is available) to be included in any Syndication Document to assist Buyer in ensuring that such Required Information, when taken as a whole, is correct in all material respects and does not contain as of the time provided, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. Notwithstanding anything to the contrary, Buyer shall be permitted to disclose information received from Seller, the Company, Seller’s other Affiliates and their respective directors, members, partners, officers, employees, accountants, counsel, advisors and other representatives to the Debt Financing Sources (including prospective Debt Financing Sources) and rating agencies during syndication of the Debt Financing subject to entering into customary confidentiality undertakings with respect to such information.

(d) Notwithstanding the foregoing, (i) nothing in this Section 6.13 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Group Companies and their Affiliates, (ii) no Group Company nor any Affiliate thereof shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing contemplated by the Debt Financing Commitments or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Closing, (iii) no Group Company will be required to take any action that may conflict with or violate its respective Governing Documents or any Laws or foreign laws or result in, prior to the Closing, the contravention of, or that may result in, prior to the Closing, a violation or breach of, or default under, any contract to which any Group Company is a party, and (iv) neither Seller nor any of its Affiliates will be required to provide or otherwise make available any auditor documents, consents or certifications, or any audited financial statements for the Group Companies other than the consolidated, audited financial statements of CCI that are publicly available. For the avoidance of doubt, prior to the Closing Date, no Group Company nor any of its respective directors, managers, officers or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing (other than providing customary authorization and representation letters as provided in Section 6.13(c)(iii), and no director, manager or officer of a Group Company who resigns in such capacity at or prior to Closing shall be required to execute or enter into or perform any agreement with respect to the Debt Financing.

(e) Buyer (i) shall promptly, upon request by Seller, reimburse Seller or the Company, as applicable, for all reasonable and documented out-of-pocket costs incurred by any Group Company, any Affiliate thereof or any of their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents in connection with the cooperation of Seller, any Group Company or any other Affiliate thereof as contemplated by this Section 6.13 and (ii) shall indemnify and hold harmless Seller, the Group Companies, their Affiliates and their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.13 (including any action taken in accordance with this Section 6.13) and any information used in connection therewith.

(f) Notwithstanding anything herein to the contrary, (i) neither the existence nor the exercise of any “flex” provision in any Debt Financing Commitments or definitive financing document shall constitute a breach by Buyer of this Section 6.13; provided, however, that no such “flex” provision would reduce the amount of the Debt Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Debt Financing contemplated thereby on the Closing Date, and (ii) in no event shall Buyer have any liability for breach of its covenants or agreements under this Section 6.13 if the Closing occurs.

Section 6.14 Insurance Matters.

(a) Prior to the date hereof, Seller or its Affiliates (other than the Group Companies) have maintained insurance coverage for products liability, general liability and automobile liability provided by third-party insurers (including stop loss, excess liability and umbrella coverage) (the “Seller Occurrence Policies” and each, a “Seller Occurrence Policy” for certain liabilities of the Group Companies relating to products claims, general claims typically insured by a general liability policy and automobile related claims arising out of occurrences on or prior to the Closing Date (such claims, the “Insurance Claims” and each, an “Insurance Claim”). After the Closing, upon request of the Company, Seller or its applicable Affiliate shall use commercially reasonable efforts (including filing claims on behalf of any Group Company) to facilitate coverage under the relevant Seller Occurrence Policy for applicable Insurance Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing Date, with such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller Occurrence Policy. In the event that (i) Seller or its applicable Affiliate receives any proceeds of a Seller Occurrence Policy with respect to any Insurance Claim covered thereby, and (ii) such claim has been paid by a Group Company, Seller or its applicable Affiliate shall promptly pay or reimburse the Company with respect to the amount so paid by a Group Company in accordance with this Section 6.14.

(b) The applicable Group Company shall reimburse Seller or its applicable Affiliate for any out-of-pocket administrative and processing fees or other similar costs and expenses imposed by the insurer and paid by either of them specifically relating to the submitted Insurance Claims and the processing thereof (the “Reimbursed Amounts”). Seller and Buyer agree that (i) Seller will invoice the Company on a monthly basis for all Reimbursed Amounts paid or incurred by Seller or its applicable Affiliate with appropriate supporting details, and (ii) the Company will pay the amount reflected on such invoices as promptly as practicable and in any event within 15 days of receipt of any such invoice with appropriate supporting details.

(c) In the event that a Group Company or any or its Affiliates or representatives takes or fails to take any action that results in the Seller Occurrence Policy not being available for any reason with respect to any Insurance Claim, Seller shall notify Buyer in writing as to what action or failure of action caused a suspension of coverage. Buyer shall have 30 days to cause the applicable Group Company to remedy such action or failure of action. If no remedy has been effected at the end of such 30-day period, then Seller’s or its applicable Affiliate’s obligations pursuant to this Section 6.14 with respect to such Insurance Claim shall terminate and be of no further force and effect. Buyer expressly acknowledges and agrees that (i) in no event shall Seller or any of its Affiliates be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Claim, and (ii) the Group Companies shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Claim.

(d) Buyer acknowledges that effective as of the Closing Date, Seller or its applicable Affiliate intends to remove the Group Companies and their assets from the Seller Occurrence Policies to the extent that the Seller Occurrence Policies relate to any occurrences arising at any time after the Closing Date. Accordingly, Buyer acknowledges that coverage under the Seller Occurrence Policies will not be available to the Group Companies with respect to any injury, loss or damage that the Group Companies or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to any period after the Closing Date.

(e) In addition to the foregoing, Seller will retain the liability for workers’ compensation claims of any employee of a Group Company that relate to events occurring prior to or on the Closing Date until all such claims are finally resolved (the “Retained Workers’ Compensation Claims”).

Section 6.15 Termination of Certain Agreements. Seller, the Group Companies and each of their respective Affiliates shall take all actions necessary to terminate as of or prior to the Closing each of the Affiliate Transactions set forth on Schedule 6.15 in such a manner that (a) following such termination, each such Contract shall be of no further force or effect such that there are no ongoing rights or obligations (including any accounts payable, accounts receivable and indemnification obligations) of any Group Company thereunder and (b) there shall be no penalty or liability of any Group Company arising from such termination.

Section 6.16 Restrictive Covenants.

(a) Non-Competition. Seller hereby covenants and agrees that during the three-year period beginning on the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own any interest in, operate, control, advise, work for, consult to, have a financial interest which provides any control of, or participate with or in any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services that are competitive with the Business; provided, however, that nothing herein will prohibit Seller or any of its Affiliates from owning or holding less than two percent of the outstanding shares of any class of stock that is regularly traded on a recognized U.S. or non-U.S. securities exchange or over-the-counter market; provided, further, that nothing in this Section 6.16(a) shall prohibit Seller or any of its Affiliates from acquiring an entity or business that engages in the same business as the Business as conducted as of the date hereof, so long as (i) the revenue from such competitive operations is no more than 10% of the total revenue of such entity or business (as applicable), and (ii) Seller or its applicable Affiliate sells or otherwise divests each competitive operation within 24 months following such acquisition (unless such disposition would occur after the end of the three-year period described in this Section 6.16(a)).

(b) Non-Solicitation. Seller hereby covenants and agrees that during the three-year period beginning on the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, employ, hire, engage or recruit, solicit, contact or approach for employment, hiring or engagement (whether as an employee, consultant, agent, independent contractor or otherwise), or encourage to leave his or her employment or consulting relationship with Buyer, a Group Company or any of their respective Affiliates, any of the Persons set forth on Schedule P-2 or otherwise seek or attempt to influence or alter any such Person’s relationship with Buyer, a Group Company or any of their respective Affiliates; provided, however, that nothing in this Section 6.16(b) shall prohibit Seller or any of its Affiliates from any: (i) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency), if not specifically directed towards any such Person; (ii) hiring of any such Person where the initial contact with such individual regarding such hiring arose from any such general solicitation; or (iii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring has not been employed by Buyer or any Affiliate of Buyer for at least six months prior to such solicitation.

(c) Confidentiality. Seller recognizes and acknowledges that as of Closing Date, it will have knowledge of confidential or other proprietary information relative to the activities of Buyer and the Group Companies, including information relating to financial statements or other financial information, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, discoveries, drawings, programs, strategies, analyses, profit margins, pricing information, Contracts, sales and marketing information or materials, methods of operation, plans, processes, research, systems, techniques, Intellectual Property Rights, products, technologies, materials, innovations, improvements, technical know-how, developments, strategies, ideas, prospects, tangible or intangible work product or other proprietary information (“Confidential Information”). In light of the foregoing, from and after the Closing Date, Seller shall, and shall cause its Affiliates, directors, officers, employees and representatives to, maintain the confidentiality of, and refrain from using or disclosing for any purposes, whether directly or indirectly, to any Person, all Confidential Information, except to the extent disclosure of any such Confidential Information is (i) required by Law, or (ii) after any such information is in the public domain through no act on the part of Seller, or any of its Affiliates, directors, officers, employees or representatives. In the event that Seller or any of its Affiliates receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall, and shall cause its applicable Affiliate(s) to: (A) provide Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective Order from a Governmental Entity or other assurance that confidential treatment will be accorded to such Confidential Information and (B) cooperate with Buyer in attempting to obtain such Order or assurance. In the event that such Order or assurance is not obtained or that Buyer waives compliance with the provisions hereof, Seller and its Affiliates may disclose to any tribunal only any Confidential Information which it is advised by counsel is legally required to be disclosed, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

(d) Remedies. Seller acknowledges and agrees that the length of time, scope and geographic coverage of the covenants set forth in this Section 6.16 are fair and reasonable given the benefits Seller has received under this Agreement. Seller further agrees that it will not challenge the reasonableness of the time and scope in any Action, regardless of who initiates such Action. Seller further acknowledges and agrees that the covenants set forth in this Section 6.16 are necessary for the protection of Buyer’s legitimate business interests and that Buyer would not have entered into this Agreement unless Seller had agreed for it and its Affiliates to be irrevocably bound by the covenants contained this Section 6.16, that irreparable injury will result to Buyer if Seller or any of its Affiliates breaches any of the terms of this Section 6.16, and that in the event of an actual or threatened breach by Seller or any of its Affiliates of any of the provisions contained in this Section 6.16, Buyer would have no adequate remedy at law. Seller accordingly waives, on behalf of itself and its Affiliates, the defense of adequacy of a remedy at law, and agrees that in the event of any actual or threatened breach by it or any of its Affiliates of any of the provisions contained in this Section 6.16, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Seller shall be liable for any breach by its Affiliates of this Section 6.16.

(e) Blue Pencil. This Agreement shall be deemed to consist of a series of separate covenants, and shall be worldwide in geographic scope. The Parties expressly agree that the character, duration and scope of this Agreement are reasonable in light of the circumstances as they exist on the date hereof. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Seller (on behalf of itself and its Affiliates) that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Seller and its Affiliates that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Group Companies and Buyer of the intended benefit of this Agreement. If, in any Action, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Group Companies and Buyer of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such Action shall, for the purpose of such Action, be deemed eliminated from the provisions of this Section 6.16.

Section 6.17 Carlisle Name.

(a) Buyer covenants and agrees it shall take action to amend the Governing Documents of the applicable Group Companies to omit or change the word “Carlisle” or any name intended or likely to be confused with the name “Carlisle.” Such action shall be effective no later than 24 months following the Closing Date.

(b) No later than 24 months following the Closing Date, Buyer further covenants and agrees that Buyer shall (i) request all relevant Governmental Entities and domain name registrars to update their respective ownership records to identify the current legal owner of the Owned Intellectual Property and (ii) submit the necessary documents to accomplish such request.

(c) Except for the limited license rights expressly granted to Buyer in the Trademark License Agreement and the right to maintain the names of the applicable Group Companies in accordance with Section 6.17(a), Seller is not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to, the “Carlisle” name.

Section 6.18 Specified Lease. Buyer agrees to use reasonable best efforts to replace CCI as guarantor under the Specified Lease with an Affiliate of Buyer no later than the 12 month anniversary of the Closing Date.

Section 6.19 Certain Matters.

(a) From and after the Closing, Seller agrees to indemnify and hold Buyer and the Group Companies harmless from (i) any Action or Order against Buyer or the Group Companies arising from or related to the matter described on Schedule 6.19 (the “Specified Matter”) and to reimburse Buyer for any reasonable and documented out-of-pocket costs and expenses incurred by Buyer or the Group Companies in connection with such Action or Order, (ii) any Losses incurred by Buyer and its Covered Employees in their capacity as Assisting Party, as contemplated under Section 6.8(b), including in connection with the Specified Matter, and (iii) the Retained Workers’ Compensation Claims (other than with respect to Buyer’s responsibilities for the Retained Workers’ Compensation described in Section 6.8(c)).

(b) From and after the Closing, Buyer agrees to indemnify and hold CCI, Seller or their Affiliates, as applicable, harmless from (i) any Action or Order against CCI in its capacity as guarantor under the Specified Lease and to reimburse CCI for any reasonable and documented out-of-pocket costs and expenses incurred by CCI in connection with such Action or Order for so long as CCI remains guarantor under the Specified Lease, (ii) any Losses incurred by Seller, its Affiliates or any of their Covered Employees in their capacity as Assisting Party, as contemplated under Section 6.8(b) and (iii) any 338(g) Taxes and any other reasonable and documented out-of-pocket third party costs and expenses arising from any (A) commercially reasonable actions requested by Buyer pursuant to Section 6.11(a) and (B) cooperation with Buyer in connection with the 338(g) Election.

Section 6.20 One Percent Interest Transfer. Prior to the Closing, Seller or its applicable Affiliate will have caused Carlisle Producto, LLC, a Delaware limited liability company and an Affiliate of Seller, to transfer its one percent interest in Carlisle Mexico to San Jamar Mexico, LLC (the “One Percent Interest Transfer”).

Section 6.21 Further Assurances. Each of Seller and Buyer, upon the request of the other from time to time following the Closing, without further consideration, shall sign such documents and take such actions as may be necessary or reasonably requested to make more fully effective the consummation of the transactions contemplated by this Agreement and to carry out the purposes hereof.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of Seller and Buyer. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period under the HSR Act and each Foreign Competition Law identified on Schedule 3.5 relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Buyer) of the following further conditions:

(a) the representations and warranties set forth in Article 3 and Article 4 (other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided, however, that for the purposes of the foregoing clause, qualifications as to “material”, “materiality”, “Company Material Adverse Effect” or a similar standard or qualification contained in such representations and warranties shall be disregarded, other than the reference to “Company Material Adverse Effect” in clause (a) of Section 3.7); and (ii) the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date);

(b) the Company and Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(d) prior to or at the Closing, each of the Company and Seller shall have delivered a certificate of an authorized officer of the Company and Seller, respectively, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) through Section 7.2(c) are satisfied;

(e) with respect to each holder of Closing Date Indebtedness, Seller shall have received and provided Buyer with a copy of pay-off letter(s) from such holders of Closing Date Indebtedness, along with evidence reasonably satisfactory to Buyer that all such Liens associated with such Closing Date Indebtedness will be discharged upon the payment thereof;

(f) Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the One Percent Interest Transfer, which shall include the resolution of the Partners´ of Carlisle Mexico approving the One Percent Interest Transfer and the entry in the Special Partners’ Registry of Carlisle Mexico reflecting the consummation of the One Percent Interest Transfer;

(g) Seller shall have delivered to Buyer the resolutions of the Partners´ Meeting of each of Carlisle Mexico, San Jamar Mexico, S. de R.L. de C.V. and San Jamar Servicios, S. de R.L. de C.V. (i) authorizing and approving the resignations of each of its managers and officers and authorizing and approving the appointment of the managers and officers requested by Buyer, and (ii) revoking all existing powers of attorney granted thereby to the extent requested by Buyer, in each case, effective as of the Closing;

(h) Seller shall have delivered to Buyer the Transition Services Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”), dated as of the Closing Date between the applicable Affiliate of Seller and the Company, duly executed by such applicable Affiliate of Seller;

(i) Seller shall have delivered to Buyer the Trademark License Agreement, in substantially the form attached hereto as Exhibit C (the “Trademark License Agreement”), dated as of the Closing Date between Carlisle Intangible Company LLC, a Delaware limited liability company, and the Company, duly executed by Carlisle Intangible Company LLC;

(j) Seller shall have delivered to Buyer a certificate of a duly authorized officer of CCI certifying that the board of directors of CCI approved this Agreement and the consummation of the transactions contemplated hereby, including CCI’s performance of its guarantee of the Guaranteed Obligations, and authorizing the applicable officers of CCI and Seller to execute and deliver this Agreement and the other agreements contemplated hereby to which CCI or Seller, as applicable, is a party; and

(k) Seller shall have delivered to Buyer one or more certificates representing all of the Shares duly endorsed in blank or accompanied by a stock power or share transfer form duly endorsed for transfer with all required stock transfer tax stamps, if any, affixed thereto; and

(l) Seller shall have delivered executed resignation letters of each director, officer or manager of the Group Companies who will remain affiliated with Seller after the Closing or for whom Buyer otherwise requests a letter of resignation.

Section 7.3 Other Conditions to the Obligations of Seller. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Seller) of the following further conditions:

(a) the representations and warranties set forth in Article 5 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay the Closing (provided, however, that for the purposes of the foregoing clause, qualifications as to “material”, “materiality” or a similar standard or qualification contained in such representations and warranties shall be disregarded);

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) prior to or at the Closing, Buyer shall have delivered the following closing documents:

(i) a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii) a copy of the resolutions of Buyer’s board of directors (or other governing body), certified by a duly authorized officer of Buyer, approving the Purchase Agreement and the transactions contemplated hereby and authorizing the applicable officers of Buyer to execute and deliver this Agreement and the other agreements contemplated hereby to which Buyer is a party;

(iii) the Transition Services Agreement, duly executed by the Company; and

(iv) the Trademark License Agreement, duly executed by the Company.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts (or such higher standard as may be required by the terms of this Agreement) to cause the Closing to occur, as required by Section 6.3 or any other Section herein.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND COVENANTS; R&W INSURANCE POLICY

Section 8.1 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Parties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate upon consummation of the Closing (it being understood and agreed that the Group Companies are being acquired by Buyer on an “as is where is basis” and as such, none of Buyer, the Group Companies or any of their Affiliates or their respective directors, managers, officers, employees, agents or representatives shall have recourse under this Agreement following the consummation of the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled prior to the consummation of the Closing, except for claims based on Fraud by Seller (based solely on the representations and warranties in Article 3 and Article 4)); provided, that the covenants and agreements that by their terms survive the consummation of the Closing shall so survive the consummation of the Closing in accordance with their respective terms.

Section 8.2 R&W Insurance Policy. The Parties acknowledge that, at Closing, Buyer may obtain and bind a R&W Insurance Policy. Buyer acknowledges and agrees that any R&W Insurance Policy shall at all times provide that: (a) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against Seller except for Fraud based solely on the representations and warranties in Article 3 and Article 4; (b) Seller is a third party beneficiary of such waiver; (c) Buyer shall not amend the R&W Insurance Policy in any manner adverse to Seller (including with respect to the subrogation provisions or the exclusion provisions) without Seller’s express written consent; and (d) Buyer shall have no obligation to pursue any claim against Seller (other than in connection with Fraud by Seller based solely on the representations and warranties in Article 3 and Article 4) in connection with any Loss. Any costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for Buyer’s broker, Taxes related to such policy and other fees and expenses of such policy shall be borne by Buyer.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured 30 days after written notice thereof is given by Buyer to Seller; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach, individually or in the aggregate with all other such breaches, would be the primary cause of a condition set forth in Section 7.1 or Section 7.3 not to be satisfied;

(c) by Seller, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Seller to Buyer or (ii) the Seller Termination Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller or the Company, as applicable, is then in material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement and such breach, individually or in the aggregate with all other such breaches, would be the primary cause of a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(d) by Buyer, if the Closing shall not have occurred on or prior to April 30, 2018 (the “Buyer Termination Date”), unless the primary cause of the failure to consummate the Closing is a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement;

(e) by Seller, if the Closing shall not have been consummated on or prior to March 30, 2018 (the “Seller Termination Date”), unless the primary cause of the failure to consummate the Closing is a breach by Seller or the Company of its respective representations, warranties, obligations or covenants under this Agreement;

(f) by either Buyer or by Seller, if any Governmental Entity shall have issued an Order (or taken any other action) permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall not have such termination right if such Party (or the Company in the case of Seller being the Party seeking to terminate this Agreement pursuant to this Section 9.1(f)) is then in material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement and such breach is the primary cause of such Order or other action; or

(g) by Seller, if all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions that by their terms are to be satisfied at the Closing) have been satisfied or validly waived by Buyer, Seller has irrevocably given notice to Buyer in writing that it is prepared to consummate the Closing, and Buyer fails to consummate the transactions contemplated by the Closing on the date the Closing should have occurred pursuant to Section 2.1, or, if later, within two Business Days after the delivery of such notice.

Section 9.2 Notice and Effect of Termination.

(a) Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Parties to this Agreement.

(b) In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective stockholders, members, directors, managers, officers, employees or representatives) with the exception of, (i) liability of Seller or the Company for any willful breach of this Agreement prior to such termination or Fraud based solely on the representations and warranties in Article 3 and Article 4, (ii) the terms of the Confidentiality Agreement, (iii) the prohibition on public disclosure in Section 6.10, (iv) the expense reimbursement and indemnification provisions of Section 6.13(e), (v) this Section 9.2, (vi) Section 9.3, (vii) Article 10 and (viii) the terms of the Limited Guaranty, which will each survive the termination of this Agreement in accordance with their respective terms.

Section 9.3 Buyer Termination Payment.

(a) If Seller validly terminates this Agreement pursuant to Section 9.1(c) or 9.1(g), then within five Business Days following the date of termination, Buyer will pay to Seller or the Company, as directed by Seller, a fee equal to $50,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

(b) The Parties acknowledge and hereby agree that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(c) The Parties acknowledge and hereby agree that the Buyer Termination Fee, if, as and when required to be paid pursuant to this Section 9.3, shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate Seller and the Company under the circumstances for their efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Seller’s right to direct the payment of the Buyer Termination Fee to the extent provided in Section 9.3(a) shall be the sole and exclusive remedy of Seller, the Company, any other Group Company and any of their respective Affiliates against Buyer, the Buyer Guarantor, Sponsor, the Debt Financing Sources, and each of their respective former, current, or future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees, and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Specified Parties”) for any Losses suffered as a result of the failure of the transactions contemplated by this Agreement and the Ancillary Documents to be consummated or for a breach or failure to perform hereunder or for any alleged breach of the Financing Commitments, and no Specified Party shall have any other liability or obligation relating to or arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby and thereby, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action, by virtue of any Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto to another Person or otherwise.

(d) The Parties acknowledge and hereby agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If Buyer fails to pay timely the Buyer Termination Fee, or any portion thereof, when due and payable in accordance with Section 9.3(a), and, in order to obtain such payment, Seller commences a suit that results in a final and non-appealable judgment against Buyer for the Buyer Termination Fee, or any portion thereof, then Buyer shall pay to Seller or the Company, as applicable, their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out pocket fees and expenses of any expert or consultant engaged Seller or the Company, as applicable) in connection with such suit promptly following the entry of such final and non-appealable judgment by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Seller and Buyer; provided, however, that Buyer may, without the prior written consent of any other Party, assign or transfer its rights and obligations under this Agreement in whole or in part or from time to time (a) to one or more of its Affiliates, (b) in connection with a merger or consolidation involving Buyer or any Group Company or other disposition of all or substantially all of the assets or any of the divisions of Buyer or any Group Company or (c) to any of its financing sources (including the Debt Financing Sources) as collateral security (or grant a security interest herein to such financing sources); provided, however, that in the event of any such assignment described in clauses (a) through (c), Buyer will not be relieved of any payment or performance obligation that remains outstanding hereunder as of the date of such assignment or transfer. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), Email (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer:

CFSP Acquisition Corp.

c/o The Jordan Company, L.P.

399 Park Avenue

30th Floor

New York, NY 10022

Attention: Michael Denvir

Telephone: (212) 572-0800

Email: mdenvir@thejordancompany.com

with a copy (which shall not constitute notice to Buyer) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Matthew D. Costigan

Telephone: (312) 558-5600

Email: MCostigan@winston.com

To Seller:

c/o Carlisle Companies Incorporated

16340 N. Scottsdale Road, Suite 400

Scottsdale, AZ 85254

Attention: General Counsel

Facsimile: (602) 313-4300

Email: sford@carlisle.com

with a copy (which shall not constitute notice to Seller) to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attention: Sean P. Ducharme and Rachel W. Northup

Facsimile: (804) 788-8218

Email: sducharme@hunton.com and rnorthup@hunton.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that in the event that the transactions contemplated by this Agreement are consummated, the Group Companies shall remain responsible for any Unpaid Seller Expenses incurred by them prior to the Closing. All transfer Taxes, recording fees or other similar Taxes imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

Section 10.5 Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vi) references to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States. In the event a value expressed or denominated in a currency is to be expressed or denominated in another currency for purposes of this Agreement, including for purposes of calculating Cash and Cash Equivalents, Indebtedness or Net Working Capital, the relevant currency conversion shall be made using the mid-point foreign exchange rate provided by Bloomberg as of 5:00 p.m. New York City time on the Business Day prior to the Closing Date. In the event that a relevant foreign exchange rate is not provided by Bloomberg, such exchange rate for purposes of this Agreement shall be the mid-point official foreign exchange rate published by the local central bank (or equivalent institution) of the relevant foreign jurisdiction on the Business Day prior to the Closing Date.

Section 10.6 Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any section of the Schedules will qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference) that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. Further, each Material Contract may be disclosed once in the most relevant subsection of Schedule 3.6(a) but shall be deemed disclosed in each and every other subsection of Schedule 3.6(a) to which it applies (notwithstanding the absence of a specific cross-reference). The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.7, Section 6.12, Section 9.3(c) and Section 10.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Debt Financing Sources shall be express third party beneficiaries of this Section 10.8 and Sections 9.3(c), 10.1(c), 10.10, 10.11(c), 10.14 and 10.20.

Section 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Amendment. Subject to Law and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.10 shall be void. Notwithstanding anything to the contrary contained herein, this Section 10.10 and Sections 9.3(c), 10.1(c), 10.8, 10.11(c), 10.14 and 10.20 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of this Section 10.10 and Sections 9.3(c), 10.1(c), 10.8, 10.11(c), 10.14 and 10.20 may not be amended or modified in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source (and any such amendment or modification without such prior written consent shall be null and void).

Section 10.11 Waiver.

(a) Seller may waive compliance by Buyer with any term or provision of this Agreement. Buyer may waive compliance by Seller or the Group Companies with any term or provision of this Agreement.

(b) Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights; provided, however, that time is of the essence with respect to each and every provision of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, this Section 10.11(c) and Sections 10.8, 10.10, 10.14 and 10.20 (and any definition set forth in, or other provision of, this Agreement to the extent that a waiver of such definition or other provision would amend or modify the substance of this Section 10.11(c) and Sections 10.8, 10.10, 10.14 and 10.20) may not be waived in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source (and any such waiver without such prior written consent shall be null and void).

Section 10.12 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Trent Freiberg, Jeffrey Fisher, Peter Stressman, Jose Rodriguez or Javier Payan, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 10.14 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby (including any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated thereby), in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such Action shall be decided by court trial without a jury and that the Parties (and any Debt Financing Source) may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 10.15 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined in any such court and (c) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.16 Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Prior to the valid termination of this Agreement pursuant to Article 9, Seller and Buyer shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Seller or Buyer are entitled at Law or in equity.

(b) Notwithstanding the foregoing or anything herein or in any Ancillary Document to the contrary, it is hereby acknowledged and agreed that Seller shall not be entitled to seek specific performance to cause Buyer to cause the Equity Financing to be funded or to consummate the Closing in accordance with Article 2 unless (i) Buyer is required to complete the Closing pursuant to Section 2.1 and fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (ii) the financing provided for by the Debt Financing Commitment (or, if Alternative Financing, as the case may be) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) Seller has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur in accordance with Article 2.

(c) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions from a court of competent jurisdiction to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or other Order.

Section 10.17 Waivers. Recognizing that Hunton & Williams LLP has acted as legal counsel to Seller and certain of its Affiliates and the Group Companies prior to the Closing, and that Hunton & Williams LLP intends to act as legal counsel to Seller and certain of its Affiliates after the Closing, each of Buyer, and each Group Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Hunton & Williams LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, the Group Companies or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Group Companies and Hunton & Williams LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not any of the Group Companies). Accordingly, Buyer agrees that following the Closing neither it, nor any of the Group Companies nor any of their Affiliates shall have access to any such communications or to the files of Hunton & Williams LLP relating to its engagement with Seller and certain of its Affiliates and/or the Group Companies. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not any of the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Group Company shall be a holder thereof, (ii) to the extent that files of Hunton & Williams LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not any of the Group Companies) shall hold such property rights and (iii) Hunton & Williams LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Hunton & Williams LLP and any of the Group Companies or otherwise.

Section 10.18 Non-Recourse. All Actions (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties hereto and parties thereto. No Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.19 CCI Guarantee. CCI does hereby unconditionally and irrevocably guarantee to Buyer the full, complete and prompt performance and payment, as the case may be, of the Guaranteed Obligations (as hereafter defined), and undertakes with Buyer that, whenever Seller does not pay or perform any of the Guaranteed Obligations in accordance with their respective terms, CCI shall, immediately on demand by Buyer, pay or perform such Guaranteed Obligations as if it were the principal obligor primarily liable for the performance and not as a mere surety. Buyer may obtain recourse against CCI for the payment and performance of the Guaranteed Obligations prior to, concurrently with, or after any other Action to enforce such Guaranteed Obligations. In no event shall Buyer be deemed to have elected any remedy that precludes or impairs its ability to proceed against CCI hereunder. CCI hereby waives protest, presentment, demand for payment and notice of default or nonpayment. Notwithstanding anything else in this Agreement to the contrary, CCI may not assign or transfer its obligations hereunder to any other person without the prior written consent of Buyer. CCI shall be entitled to perform or satisfy the Guaranteed Obligations pursuant to the same terms and conditions and subject to the same rights and limitations as are applicable to Seller under this Agreement. For purposes of this Agreement, “Guaranteed Obligations” means Seller’s obligations (a) under Section 2.3(c)(ii) to pay to Buyer and amount equal to the Actual Adjustment if the Actual Adjustment is a negative number, (b) to comply with the restrictive covenants set forth in Section 6.16, (c) to indemnify and hold harmless Buyer and the Group Companies for the matters described in Section 6.19 (subject to the limitations described in Section 6.19), and (d) with respect to any claim based on Fraud by Seller (based solely on the representations and warranties in Article 3 and Article 4).

Section 10.20 Certain Matters Regarding the Debt Financing Sources.

(a) Notwithstanding anything herein to the contrary, (i) Seller, the Company and each of the other Parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether in contract or in tort, in Law, in equity or otherwise) against a Debt Financing Source that is in any way related to this Agreement, the Debt Financing, the Debt Financing Commitments or any of the transactions contemplated hereby, including any such dispute arising out of or relating in any way to the Debt Financing, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; provided, however, that (A) the determination of the accuracy of any representation and warranty made by Seller in this Agreement as are material to the interest of the Debt Financing Sources and whether as a result of any inaccuracy thereof Buyer (or Buyer’s applicable Affiliate) has the right to terminate its or its Affiliate’s obligations pursuant to Section 9.1 of this Agreement or otherwise declines to consummate the purchase of the Shares as a result of the failure of the closing condition set forth in Section 7.2(a) of this Agreement as a result of a breach of such representations and warranties in this Agreement, (B) the interpretation of whether a Company

Material Adverse Effect has occurred and (C) the determination of whether the purchase of the Shares has been consummated in accordance with the terms of this Agreement shall, in each case, be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware and (ii) Seller and the Company (on behalf of itself and its Affiliates and their respective officers, directors, employees, members, managers, partners and controlling persons) and each of the other Parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitments or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on any Party by sending or delivering a copy of the process to such Party to be served at the address of such Party and in the manner provided for the giving of notices in Section 10.2 and shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything herein to the contrary, each of Seller and the Company (on behalf of itself and its Affiliates and their respective officers, directors, employees, members, managers, partners and controlling persons) agrees that none of it, its Affiliates and their respective officers, directors, employees, members, managers, partners and controlling persons shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing or Alternative Financing, as applicable, or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise; provided, however, that the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitments or the definitive documentation with respect thereto. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing or Alternative Financing, as applicable, or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

CARLISLE, LLC

By:	/s/ Michael Roberson
Name: Michael Roberson
Title: Assistant Secretary

CARLISLE FOODSERVICE PRODUCTS, INCORPORATED

By:	/s/ Michael Roberson
Name: Michael Roberson
Title: Assistant Secretary

CFSP ACQUISITION CORP.

By:	/s/ Michael R. Denvir
Name: Michael R. Denvir
Title: President and Chief Executive Officer

Solely for the purposes of Section 10.19:

CARLISLE COMPANIES INCORPORATED

By:	/s/ D. Christian Koch
Name: D. Christian Koch
Title: President and Chief Executive Officer